SCHEDULE 14A INFORMATION

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PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

N/A
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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2010

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2010 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Thursday, April 29, 2010 at 10:00 a.m., local time, for the following purposes:

1.	To elect the nine directors nominated by the Company’s Board of Directors to the Company’s Board of Directors to serve until the Company’s 2011 Annual General Meeting of Shareholders.

2.	To approve eight proposals amending and restating the Bye-laws of the Company to reflect recent developments in the laws of Bermuda and the United States and to improve the organization and clarity of the Bye-laws. Each of the eight proposals is conditioned on shareholder approval of all of the proposals. Failure by the shareholders to approve any one of the proposals will lead to none of the proposals being adopted and the current Bye-laws will remain in effect.

3.	To approve the Company’s 2010 Share Incentive Plan.

4.	To re-approve the material terms of the performance goals under the Company’s Section 162(m) Performance Incentive Plan so that compensation payable thereunder to certain executive officers of the Company is tax deductible under Section 162(m) of the Internal Revenue Code.

5.	To approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2010 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2009 with the independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 15, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

/s/  Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2010 Annual Meeting of Shareholders to be Held on April 29, 2010.

The proxy statement, proxy and 2009 Annual Report to Shareholders are available at
www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 29, 2010

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company,” “we,” “us,” or “our”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2010 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Thursday, April 29, 2010 at 10:00 a.m., local time. These proxy materials are first being mailed to shareholders on or about March 29, 2010.

The Board has fixed the close of business on March 15, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 45,492,077 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of “Controlled Shares” (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to our Bye-laws. “Controlled Shares” of any person refers to all Common Shares owned (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in our Bye-laws and described above) contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to our Bye-laws.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee (hereinafter referred to as a “broker”) must be voted by the broker according to the instructions given by the beneficial owner of the Common Shares or, if no instructions are given and the particular proposal to be voted on is considered to be a routine matter, in the broker’s discretion. In this proxy statement, proposal 5 (to approve the independent registered public accounting firm) is considered to be routine. Proposals 1 (to elect directors), 2 (to approve proposals amending and restating our Bye-laws), 3 (to approve the Company’s 2010 Share Incentive Plan) and 4 (to re-approve the material terms of the performance goals under the Company’s Section 162(m) Performance Incentive Plan) are considered to be non-routine matters on which a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, new voting instructions must be delivered to the broker prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on the particular proposal because it is non-routine. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by our officers, directors, and employees. We may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. We have retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $7,500 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

We provide property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following seven members, each of whom was elected as a director on April 29, 2009 at our 2009 Annual General Meeting of Shareholders (the “2009 Annual Meeting”): H. Furlong Baldwin, Dan R. Carmichael, A. John Hass, Edmund R. Megna, Michael D. Price, Peter T. Pruitt and James P. Slattery. The term of office of each of the current directors will expire at the Annual Meeting. The Board, after considering the recommendation of the Governance Committee, nominated each of the current directors for reelection as directors at the Annual Meeting to serve until our 2011 Annual General Meeting of Shareholders.

The Board voted to increase the authorized number of directors from seven to nine as of the Annual Meeting. At the recommendation of the Governance Committee, the Board has nominated Christopher J. Steffen and Antony P. D. Lancaster for election as directors at the Annual Meeting to serve until our 2011 Annual General Meeting of Shareholders. Mr. Steffen was recommended to the Governance Committee by Mr. Baldwin. Mr. Lancaster was recommended to the Governance Committee by Mr. Price, our Chief Executive Officer. If elected, Mr. Steffen will be appointed to the Audit and Compensation Committees and Mr. Lancaster will be appointed to the Governance Committee.

The Board has no reason to believe that any of its nine nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

H. Furlong Baldwin Age: 78 Director since 2002 Member of the Audit, Governance and Executive Committees	Mr. Baldwin served as Chairman of the Board of Mercantile Bankshares Corporation, a public bank holding company, from 1984 until his retirement in 2003. He also served as a director of Mercantile Bankshares Corporation from 1970 to 2003 and as President and Chief Executive Officer from 1976 to 2001. Mr. Baldwin has been the Chairman of the Board of Directors of The NASDAQ OMX Group, Inc., a public global exchange company, since 2003 and a director since 2000. He has been a director of W.R. Grace & Company, a public company that produces and sells specialty chemicals and specialty materials, since 2002 and a director of Allegheny Energy, Inc., a public integrated energy company, since 2003. Mr. Baldwin currently serves on W.R. Grace & Company’s compensation committee, nominating and governance committee and audit committee (and has been designated as an audit committee financial expert). He also serves as the Chairman of Allegheny Energy, Inc.’s compensation committee. Mr. Baldwin was nominated to serve on the Board because of this experience as a public company executive and director.

Dan R. Carmichael Age: 65 Director since 2002 Non-executive Chairman of the Board, Chairman of the Governance and Executive Committees and member of the Audit Committee	Mr. Carmichael has been an advisor to FirstMark Capital, a private equity firm, since January 2009. He was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Prior thereto, Mr. Carmichael served as President and Chief Executive Officer of IVANs, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related companies. He has had significant involvement in the property and casualty insurance industry in various capacities and served as a Chief Executive Officer of insurance and non-insurance companies for more than twenty years. Mr. Carmichael has been a director of Alleghany Corporation, a public property and casualty insurance holding company, since 1993. Mr. Carmichael currently serves as the Chairman of Alleghany Corporation’s compensation committee and as a member of Alleghany Corporation’s audit committee (and has been designated as an audit committee financial expert). Mr. Carmichael was nominated to serve on the Board because of this insurance industry experience and this experience as a public company executive and director.

A. John Hass Age: 44 Director since 2007 Chairman of the Compensation Committee and member of the Audit Committee	Mr. Hass has been a partner at PEAK6 Investments, L.P., a financial services company, since October 2008 and the Chief Financial Officer since February 2009. He was the Chief Executive Officer of OptionsHouse, Inc., a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, Mr. Hass was employed at Goldman Sachs & Co., a public financial services company, most recently as a Managing Director in the Investment Banking Division. Mr. Hass was nominated to serve on the Board because of this executive, finance and investment experience.

Antony P. D. Lancaster Age: 67 Nominee	Mr. Lancaster currently serves on the board of directors of several private insurance companies and other financial institutions and served as a non-executive director of Platinum Re (UK) Limited, a subsidiary of the Company, from December 2002 until December 2009. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited, an insurance company based in France. Following the acquisition in 1998 of GAN by Groupama, an international insurance group based in France, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance Co. Limited (Groupama’s United Kingdom subsidiary) until his retirement in 2002. Mr. Lancaster commenced his employment in the insurance industry in 1961 and was employed at various times as a general manager, senior vice president, chief executive and chairman of insurance and reinsurance companies and broker businesses in a number of overseas locations. He was a director of IPC Holdings, Ltd., a public reinsurance company based in Bermuda, from 2006 until 2009. Mr. Lancaster was nominated to serve on the Board because of this international insurance industry experience, this experience as a public company director and his familiarity with the Company.

Edmund R. Megna Age: 63 Director since 2007 Member of the Compensation and Governance Committees	Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007. From 1975 until November 2002, he held a variety of positions at Guy Carpenter & Co., Inc., including serving as President from March 1999 until November 2002. Mr. Megna was nominated to serve on the Board because of this experience as an insurance industry executive.

Michael D. Price Age: 43 Director since 2005 Member of the Executive Committee	Mr. Price has been our President and Chief Executive Officer since October 2005, was our Chief Operating Officer from August 2005 until October 2005, and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance. Mr. Price was nominated to serve on the Board because, as our Chief Executive Officer, he brings deep knowledge of our operations to the Board.

Peter T. Pruitt Age: 77 Director since 2002 Member of the Compensation Committee	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001. He also served as Chief Executive Officer of Willis Re Inc. from June 1995 through September 1999. Prior thereto, Mr. Pruitt was President and a director of Frank B. Hall & Co., Inc., a public global insurance broker. Mr. Pruitt was nominated to serve on the Board because of this experience as a public company and insurance industry executive and director.

James P. Slattery Age: 58 Director since 2009 Chairman of the Audit Committee	Mr. Slattery has been President of JPS & Co., LLC, an insurance and investment consulting company, since April 2001. He was Senior Vice President — Insurance of Alleghany Corporation, a public property and casualty insurance holding company, and President of Alleghany Insurance Holdings, LLC, the insurance holding company subsidiary of Alleghany Corporation, from April 2002 until his retirement in July 2008. From 1986 to 2001, he was employed by subsidiaries of Swiss Re, a public reinsurance company based in Switzerland, most recently as Chief Operating Officer and Deputy Chief Executive Officer of Swiss Reinsurance America Corporation. Mr. Slattery was employed by various public and private reinsurance companies from 1978 to his retirement in 2008, including as a senior financial officer. Prior thereto, he was an auditor with KPMG LLP. Mr. Slattery is also a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants. Mr. Slattery was a director of Darwin Professional Underwriters, Inc., a public insurance holding company, from 2006 to 2008. Mr. Slattery was nominated to serve on the Board because of this experience as a public company executive and director and his finance and insurance industry experience.

Christopher J. Steffen Age: 68 Nominee	Mr. Steffen has been an advisor to Wall Street Management & Capital, Inc., a consulting firm, since April 2002 and has served on various committees advising the Financial Accounting Standards Board. From 1993 until his retirement in 1996, he served as Vice Chairman and a director of Citicorp and its principal subsidiary, Citibank N.A. In 1993, he was the Chief Financial Officer of Eastman Kodak, a public imaging technology products and services company, and from 1989 to 1993 he was the Chief Financial Officer and Chief Administrative Officer and a director of Honeywell International, Inc., a public diversified technology and manufacturing company. Mr. Steffen was also a certified public accountant. Mr. Steffen has been a director and the Chairman of the Board of Directors of ViaSystems, Inc., a public company that provides complex multi-layer printed circuit boards and electro-mechanical solutions, since 2003. He has been a director of W.R. Grace & Company, a public company that produces and sells specialty chemicals and specialty materials, since 2006 and a director of Accelrys, Inc., a public company that develops and commercializes scientific business intelligence software and solutions, since 2004. Mr. Steffen is the Chairman of Accelrys, Inc.’s audit committee (and has been designated as an audit committee financial expert) and serves on Accelrys, Inc.’s compensation committee and nominating and governance committee. He also currently serves on W.R. Grace & Company’s compensation committee, nominating and governance committee and audit committee. In addition, Mr. Steffen is Chairman of ViaSystems, Inc.’s nominating and governance committee and serves on ViaSystems, Inc.’s compensation committee and audit committee (and has been designated as an audit committee financial expert). Mr. Steffen was nominated to serve on the Board because of this finance experience and his experience as a public company executive and director.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

New York Stock Exchange (“NYSE”) listing standards require us to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that each of Messrs. Baldwin, Carmichael, Hass, Megna, Pruitt and Slattery, constituting a majority of the Board, has no material relationship with the Company other than in his capacity as a member of the Board and committees thereof, and thus each is an independent director of the Company. The Board has also determined that each of Messrs. Steffen and Lancaster, nominees for election as directors of the Company, has no material relationship with the Company and thus each would be an independent director if elected at the Annual Meeting. In addition, the Board had considered the independence of Jonathan F. Bank and Robert V. Deutsch, who served on the Board until their terms expired at the Annual General Meeting of Shareholders held on April 29, 2009, prior to their departure from the Board on that date and determined that each had no material relationship with the Company other than in his capacity as a member of the Board and committees thereof, and thus each was an independent director of the Company prior to their departure from the Board.

None of Messrs. Baldwin, Carmichael, Hass and Megna has any relationship with the Company, and prior to his departure from the Board Mr. Bank had no relationship with the Company, other than as a director and member of committees of the Board. Mr. Steffen currently has no relationship with the Company.

Mr. Pruitt’s son is a partner of the law firm of Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP provides, and one of its predecessor firms provided, legal services to us. Mr. Pruitt’s son became a partner at Dewey & LeBoeuf when his law firm merged with the predecessor firm; he is not involved in the provision of these legal services to us. In addition, payments made by us to Dewey & LeBoeuf LLP and its predecessor firm did not exceed the greater of $1 million or 2% of the consolidated gross revenues of such firm in any of the last three fiscal years. Based on the foregoing, the Board has determined that Mr. Pruitt has no material relationship with the Company. In addition, the Board reviewed and approved Mr. Pruitt’s relationship with Dewey & LeBoeuf LLP and determined that it does not constitute a conflict of interest under our Code of Business Conduct and Ethics because Mr. Pruitt does not have a significant financial interest in, and is not an affiliate of, a company with which the Company does business or proposes to do business.

Mr. Slattery was party to a letter agreement with us dated June 5, 2008 pursuant to which he provided consulting services to the Board and Audit Committee from July 1, 2008 until he joined the Board on April 29, 2009. Mr. Slattery received a total of $90,000 in fees for these consulting services, paid in three equal installments on or about September 30, 2008, December 31, 2008 and March 31, 2009. Based on the foregoing, the Board has determined that Mr. Slattery has no material relationship with the Company.

Mr. Lancaster served as a non-executive director of Platinum (Re) UK Limited, a subsidiary of the Company, from December 2002 until December 2009. Mr. Lancaster received fees for his service as a director of Platinum (Re) UK Limited of £20,000 per year (or approximately $32,300 per year based on an exchange rate of 1.6149 U.S. dollars per British pound as of December 31, 2009) during the term of his service. Based on the foregoing, the Board has determined that Mr. Lancaster has no material relationship with the Company.

Mr. Deutsch was the President and a director of Ironshore, Inc., an insurance holding company. During 2008, the Company provided reinsurance coverage to a subsidiary of Ironshore, Inc. resulting in premiums to the Company of approximately $1.12 million, representing approximately 0.08% of the Company’s consolidated total revenue for 2008. Mr. Deutsch did not receive any special benefits from the contract. Based on the foregoing, the Board determined that Mr. Deutsch had no material relationship with the Company prior to his departure from the Board.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should have the flexibility to decide whether it is best for the Company at any given point in time for the roles of the Chief Executive Officer and Chairman to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. Currently, different individuals serve in the roles of Chairman of the Board and Chief Executive Officer. Mr. Carmichael, an independent director, is the non-executive Chairman of the Board and the Chairman of the Governance Committee and, as such, he presides at the meetings of the Board and at the meetings of independent directors that are held after each Board meeting. We believe that it is important for the Company to have independent, non-management leadership at the Board level. The separation of the Chief Executive Officer and Chairman roles provides a balance between management and independent, non-management leadership. However, the Board retains the flexibility to consider other structures that provide a similar balance of leadership, such as one that combines the roles of Chairman and Chief Executive Officer and includes the naming of a lead independent director. Accordingly, the Board periodically reviews its leadership structure.

Board Role in Risk Oversight

Pursuant to its charter, the Audit Committee has the responsibility to discuss with management our guidelines and policies with respect to corporate risk assessment and risk management. Given the importance of these issues to our operations, the Audit Committee has determined that all Board members should be involved in discussions relating to these issues in order to foster a better understanding of our risk profile. Accordingly, at the request of the Audit Committee, our Chief Risk Officer, Kenneth A. Kurtzman, reports to the full Board on a quarterly basis with respect to our exposure to various types of risk on an aggregate and per risk basis, including exposure from our property and casualty reinsurance business and our investment portfolio. In addition, the Board participates in an annual strategy session with management that includes a discussion led by the Chief Executive Officer and an assessment of our risk management procedures. Our Chief Executive Officer also reports on the impact of changes made in our risk management procedures as a result of the prior year’s strategy session.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, the Compensation, the Governance and the Executive Committees. Each of the Audit, Compensation, Governance and Executive Committees operates pursuant to a charter. Each of these charters is posted on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at our principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin, Carmichael, Hass and Slattery (Chairman). The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Slattery is an “audit committee financial expert” as defined by the United States Securities and Exchange Commission (“SEC”). In addition, the Board has determined that Mr. Steffen would be independent as defined in the NYSE listing standards, would meet the NYSE standards of financial literacy and accounting or related financial management expertise and would be an “audit committee financial expert” as defined by the SEC if elected at the Annual Meeting and appointed to the Audit Committee as planned.

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of our independent registered public accounting firm;

•	oversee the compensation, activities and performance of our internal audit function and review the quality and adequacy of our internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm our accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of our financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on our financial statements;

•	discuss with management our guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases;

•	review with management and the independent registered public accounting firm the financial statements to be included in our quarterly and annual reports, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in our annual reports;

•	approve a code of ethics, as required by SEC rules, for our senior financial officers and such other of our employees and agents as the Audit Committee determines;

•	establish procedures for the handling of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hass (Chairman), Megna and Pruitt. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. In addition, the Board has determined that Mr. Steffen would be independent as defined in the NYSE listing standards if elected at the Annual Meeting and appointed to the Compensation Committee as planned.

The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review our compensation policies and practices and those of our subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•	review the recommendations of the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries who report directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to the compensation of such consultants, agents and other persons are expressly delegated to the Compensation Committee, and make determinations with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Compensation Committee deems appropriate;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•	oversee the administration of our incentive-compensation plans and equity-based plans, and any other plans that provide for administration by the Compensation Committee, amend and interpret such plans and the awards and agreements issued pursuant thereto, and make awards to eligible persons under such plans and to determine the terms of such awards;

•	review and discuss with management our Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in our proxy statement, and produce an annual report to such effect for inclusion in our proxy statement; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.  The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. As noted above, the Compensation Committee consults with each of the other directors on the Board in setting such compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, our financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Chief Executive Officer in past years.

Compensation determinations for our other named executive officers are also made by the Compensation Committee. The Compensation Committee receives recommendations regarding such compensation from the Chief Executive Officer, who considers, among other factors, competitive compensation information. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to the other named executive officers. The Compensation Committee may request a report from a compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by a compensation consulting firm or our human resources personnel.

Director compensation is reviewed by the Compensation Committee, which makes recommendations with respect to director compensation for discussion and approval by the Board. When making recommendations, the Compensation Committee considers the complexity and size of the Company. To create a direct linkage between director compensation and our performance, a portion of a director’s compensation is paid in share units which convert into Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace such firms, including the sole authority to approve the firms’ fees and other retention terms. The Compensation Committee selects the peer group of companies used by compensation consulting firms it hires and reviews the methodology employed by such firms in their reports to the Compensation Committee.

In 2009, in connection with the Board’s decision to extend the Chief Executive Officer’s employment agreement, the Compensation Committee engaged Fredrick W. Cook & Co. (“FWC”), a professional compensation consulting firm, to advise it on such extension. In connection with this engagement, FWC reviewed all material employment agreements and arrangements between us and the Chief Executive Officer and evaluated the competitiveness of the Chief Executive Officer’s compensation against our peer group of companies. Based on its review and evaluation, FWC recommended amendments to the Chief Executive Officer’s employment agreement and adjustments to his compensation. The Compensation Committee also engaged FWC to provide a comprehensive review of the competitiveness of the total direct compensation of our other executive officers against our peer group of companies in 2009. The peer group of companies against which FWC evaluated the compensation of the Chief Executive Officer and other executive officers was selected by the Compensation Committee and determined as described below under “Executive Compensation — Compensation Discussion and Analysis — Retention — Competitive Market Practices” below. FWC did not provide any additional services to us or our affiliates during 2009.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin and Megna. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards. In addition, the Board has determined that Mr. Lancaster would be independent as defined in the NYSE listing standards if elected at the Annual Meeting and appointed to the Governance Committee as planned.

The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of our business objectives;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to us addressing, among other matters determined by the Governance Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Governance Committee determines to be appropriate;

•	evaluate at least annually the overall effectiveness of the Board and our senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

Director Nomination Process.  The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or for other reasons, and is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with our ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. While we value public company service and seek that experience in candidates for nomination to the Board, service on other boards of public companies should be limited to a number that permits our directors, given their individual circumstances, to perform responsibly all their duties to the Company. In identifying nominees, the Governance Committee seeks diversity in the viewpoints, skills, professional experience, expertise and other individual qualities and attributes of Board members in order to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors. The Board also considers the benefits of a Board with diverse skills, experience, and expertise when evaluating the Governance Committee’s recommendations. Each director must represent the interests of all shareholders.

Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year. Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Governance Committee using the same criteria that is used to evaluate all other candidates. Any shareholder recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at our principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Baldwin, Carmichael (Chairman) and Price. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2009, the Board met four times, the Audit Committee met four times, the Compensation Committee met two times, the Governance Committee met four times and the Executive Committee did not meet. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2009.

Board members are encouraged to attend our Annual General Meetings of Shareholders. All directors attended our 2009 Annual General Meeting of Shareholders held on April 29, 2009 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at our principal executive offices.

Executive Sessions

In accordance with our Corporate Governance Guidelines and the NYSE’s corporate governance rules, separate executive sessions of independent directors are held after each Board meeting. Mr. Carmichael, as non-executive Chairman of the Board and Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Hass, Megna and Pruitt, and Jonathan F. Bank and Robert V. Deutsch served on the Compensation Committee of the Board during the 2009 fiscal year. Each member of the Compensation Committee is or was an independent director and no member of the Compensation Committee was an officer or an employee of the Company during 2009 or a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2009 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by writing to the General Counsel at Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors should be sent to the above address to the attention of the Chairman of the Board (as the independent director who presides at meetings of such directors), in care of the General Counsel. All such communications will be treated as confidential and delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2009, other than Mr. Price whose compensation as our President and Chief Executive Officer is reflected in the Summary Compensation Table below.

Director Compensation for Fiscal Year ending December 31, 2009

	Fees Earned or	Stock	Option	All Other
	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)

H. Furlong Baldwin	110,769	50,010	—	1,551	162,330
Dan R. Carmichael	182,500	50,010	—	1,641	234,151
A. John Hass	121,875	50,010	—	356	172,241
Edmund R. Megna	104,231	50,010	—	356	154,597
Peter T. Pruitt	105,048	50,010	—	1,578	156,636
James P. Slattery	97,496	50,010	—	60,000	207,506
Jonathan F. Bank(5)	45,440	—	—	14,538	59,978
Robert V. Deutsch(5)	40,467	—	—	4,487	44,954

(1)	Our current nonemployee director compensation policy is described in detail below under “Nonemployee Director Compensation Policy.” Prior to the 2009 Annual Meeting, the nonemployee directors were paid under a prior policy pursuant to which Mr. Carmichael, as non-executive Chairman of the Board, received an annual retainer of $150,000 and each other nonemployee director received an annual retainer of $75,000. In addition, the Chairman of the Audit Committee received an annual retainer of $20,000 per year, and each member of that committee received an annual retainer of $10,000 per year. The Chairmen of the Compensation and Governance Committees each received an annual retainer of $15,000 per year, and each other nonemployee member of the Compensation, Governance and Executive Committees received an annual retainer of $7,500 per year. Each nonemployee director also received $2,500 for attendance at each meeting of the Board and of any committee of which he was a member.

(2)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit awards granted to the directors in 2009, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The number of Common Shares underlying outstanding stock awards held by each of the directors who served on the Board in 2009 as of December 31, 2009 was as follows: Mr. Baldwin: 15,233; Mr. Bank: 0; Mr. Carmichael: 21,293; Mr. Deutsch: 0; Mr. Hass: 6,769; Mr. Megna: 4,990; Mr. Pruitt: 10,841 and Mr. Slattery: 1,769. The assumptions made in the valuation of these stock awards are discussed in Note 11 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).

(3)	We did not grant any options to directors in 2009. The number of Common Shares underlying outstanding options held by each of the directors who served on the Board in 2009 as of December 31, 2009 was as follows: Mr. Baldwin: 30,000; Mr. Bank: 0; Mr. Carmichael: 0; Mr. Deutsch: 0; and Mr. Pruitt: 0. Messrs. Baldwin, Bank, Carmichael and Pruitt each forfeited 5,000 options originally granted to them on May 6, 2004 upon the expiration of those options in accordance with their terms on May 5, 2009.

(4)	The amounts for each of Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt represent the dollar value of dividends paid on the annual share unit grant and the share unit portion of director fees which converted in 2009 that were not factored into the grant date fair value computation. The amount for Mr. Slattery represents fees paid to him for consulting services he provided to the Board and Audit Committee pursuant to the letter agreement with us dated June 5, 2008. The letter agreement is described in more detail under, “Corporate Governance — Independence of Directors” above.

(5)	Messrs. Bank and Deutsch ceased serving on the Board when their terms expired on April 29, 2009.

Nonemployee Director Compensation Policy

Annual Retainers.  Each nonemployee director (a director who is not an employee of the Company or any of its affiliates) receives a $100,000 annual retainer. Mr. Carmichael receives an additional $75,000 annual retainer for his service as the non-executive Chairman of the Board and the Chairman of the Governance Committee, the Chairman of the Audit Committee receives an additional $45,000 annual retainer, and the Chairman of the Compensation Committee receives an additional $25,000 annual retainer. All annual retainers are paid in cash, quarterly in arrears. Nonemployee directors do not receive per meeting attendance fees or fees for membership on Board committees.

Annual Share Unit Award.  On the date of each Annual General Meeting of Shareholders, each nonemployee director elected at such Annual General Meeting of Shareholders receives an annual grant under the 2006 Share Incentive Plan of that number of share units equal to $50,000 divided by the closing price of the Common Shares on the business day immediately preceding the date of such grant. These share units vest and convert on a one-to-one basis into Common Shares on the earlier to occur of the first anniversary of the date of the grant and the date of our next Annual General Meeting of Shareholders following the date of the grant, provided that the director continues to serve on the Board through the date of conversion. During the vesting period, we credit the directors with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. The dividend equivalent rights are subject to the same vesting requirements as the share units and are paid in cash upon vesting.

On the date of our 2008 Annual General Meeting of Shareholders, each of the nonemployee directors received 1,112 share units, which vested and converted on a one-to-one basis into Common Shares on April 23, 2009. Dividend equivalent rights that were credited to the directors prior to vesting were paid in cash on April 23, 2009 upon the vesting of the share units. Each of the nonemployee directors received 1,769 share units on the date of our 2009 Annual Meeting.

Share Unit Plan for Nonemployee Directors.  Pursuant to the Amended and Restated Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”), prior to January 1, 2009, 50% of all fees earned by a nonemployee director (including annual retainers, committee retainers and per meeting attendance fees) during each calendar quarter were mandatorily converted into that number of share units equal to the amount of such fees divided by the closing price of the Common Shares on the last day of the calendar quarter and directors could elect to have up to 100% of their fees converted into share units. Pursuant to these provisions of the Share Unit Plan, a nonemployee director receives a distribution in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Each distribution under the Share Unit Plan is made, in the discretion of the Board, either in cash or Common Shares or a combination thereof. Prior to distribution, the directors are credited with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. These dividend equivalent rights are paid in cash upon a distribution under the Share Unit Plan in respect of the share units to which they relate. In January 2010, each of Messrs. Baldwin, Carmichael and Pruitt received a distribution of Common Shares and cash dividends with respect to share units credited to them as fees for 2004.

As a result of the enactment of Section 457A of the Internal Revenue Code, in order to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any director of the Company who is a taxpayer in the United States, the Share Unit Plan was amended to provide that, beginning in the first quarter of 2009, no additional share units will be granted or credited under the Share Unit Plan. Dividend equivalent rights will continue to be credited on share units that were outstanding as of January 1, 2009 and such share units and all dividend equivalent amounts will be paid in cash in accordance with the terms of the Share Unit Plan. On February 22, 2010, the Board terminated the Share Unit Plan as to future awards, and all Common Shares remaining available under that plan are no longer reserved for issuance thereunder.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees and directors must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by an employee or director are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to or interests in persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, conflicts may include an employee or director conducting Company business with family members, employees, directors or their family members having a financial interest in another company with which we do business or that competes with us in the reinsurance market, and an employee taking a second job in the reinsurance industry or serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and reported to our General Counsel. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that nonemployee directors may not have significant financial interests in or be affiliated with any entity with which we do business or propose to do business unless the director:

(i)	discloses any such relationship promptly after the director becomes aware of it;

(ii)	removes himself or herself from any Board activity that directly impacts the relationship between us and any such entity with respect to which the director has a significant financial interest or with which the director is affiliated; and

(iii)	obtains prior approval of the Board for any transaction of which the director is aware between us and any such entity that is not in the ordinary course of our business.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof).

In 2009, Platinum Bermuda entered into two reinsurance transactions with PartnerRe Ltd. Marvin Pestcoe, the husband of H. Elizabeth Mitchell, is an officer of a subsidiary of PartnerRe Ltd. and the head of the business unit at PartnerRe Ltd. that is involved in these transactions with Platinum Bermuda. We expect that premiums to Platinum Bermuda from these transaction will total approximately $7.5 million dollars, payable over the term of the contracts. We cannot determine whether Mr. Pestcoe has a material interest in these transactions or the amount of such interest, if any. As the President and Chief Executive Officer of Platinum US, Ms. Mitchell does not have any involvement in the business of Platinum Bermuda and is not involved in these transactions. Ms. Mitchell does not have a material interest in these transactions.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines intended to align the interests of our nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer with shareholders. Each of our executive officers has achieved his or her target share ownership level. Of our nonemployee directors, each of Messrs. Baldwin, Carmichael and Pruitt has achieved his target share ownership level.

Under the guidelines, such persons are expected to retain a portion of the Common Shares received by them as compensation until they have accumulated Common Shares at target ownership levels established by the Compensation Committee. The target ownership levels are 100,000 Common Shares for our Chief Executive

Officer, 50,000 Common Shares for the Chief Executive Officer of Platinum Bermuda, the Chief Executive Officer of Platinum US and our Executive Vice President, Chief Administrative Officer and General Counsel, 30,000 Common Shares for our Chief Financial Officer, the Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. and the Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc. and 10,000 Common Shares for our nonemployee directors. The Board may adjust the levels from time to time. Until the nonemployee directors, the Chief Executive Officer and the other executive officers reach their target ownership levels, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least a specified percentage of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. The specified percentages are 75% of the after-tax gain or after-tax value for the nonemployee directors and the Chief Executive Officer and 50% of the after-tax gain or after-tax value for the other executive officers. Once the target ownership level is attained, the nonemployee directors, Chief Executive Officer and other executive officers are expected to maintain that level until termination of service or employment unless the Chairman of the Compensation Committee waives compliance with the specified share ownership level. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of the executive officer, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding our executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 43 President and Chief Executive Officer	Mr. Price has been our President and Chief Executive Officer since October 2005 and was our Chief Operating Officer from August 2005 until October 2005. Prior thereto, he was President of Platinum US.

James A. Krantz Age: 49 Executive Vice President and Chief Financial Officer	Mr. Krantz has been our Executive Vice President and Chief Financial Officer since June 2007. He served as our Senior Vice President and Chief Accounting Officer from August 2006 to May 2007. Mr. Krantz was Senior Vice President, Chief Financial Officer and Treasurer of Platinum US from March 2003 until August 2006.

Kenneth A. Kurtzman Age: 42 Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc.	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. since March 2006. Mr. Kurtzman was head of casualty underwriting at Swiss Re Underwriters Agency, Inc., a division of Swiss Reinsurance Company, from July 2004 until March 2006. Prior thereto, Mr. Kurtzman was head of property and casualty risk management at Swiss Reinsurance Company.

Michael E. Lombardozzi Age: 48 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been our Executive Vice President and General Counsel since September 2002 and our Chief Administrative Officer since August 2005. Mr. Lombardozzi has also served as our Secretary since November 2002.

H. Elizabeth Mitchell Age: 48 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until August 2005 and Chief Operating Officer of Platinum US from September 2003 until August 2005.

Robert S. Porter Age: 45 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006. Mr. Porter was Chief Executive Officer of Platinum Re (UK) Limited from June 2003 until March 2006. Prior thereto, Mr. Porter was a Senior Vice President of Platinum US.

Neal J. Schmidt Age: 53 Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc.	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc. since January 2005 and was Executive Vice President and Chief Actuary of Platinum US from November 2002 until December 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

We seek to achieve attractive long-term returns for our shareholders through disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance by employing the following strategy:

•	We operate as a multi-class reinsurer, offering a broad range of reinsurance coverages to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•	We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business has historically been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

•	We seek to operate from a position of financial strength. In support of this strategy, our business plan contemplates maintaining financial strength ratings of at least “A” (Excellent), which is the third highest of 16 categories, from A.M. Best Company (“A.M. Best”) and “A” (Strong), which is the sixth highest of 21 categories, from Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies Inc. (“Standard & Poor’s”). Financial strength ratings are used by ceding companies as an important means of assessing the quality of reinsurers. Our capital base has been maintained at a level that supports these ratings. We believe our ratings allow us to compete for a broad array of business.

Our executive compensation program provides for compensation to our executive officers, including Messrs. Price, Krantz, Lombardozzi and Porter and Ms. Mitchell, who comprise our named executive officers for purposes of this proxy statement.

The principal elements of our executive compensation program are base salary, annual incentive bonus awards under the Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”), long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”), each comprising roughly a quarter of the target compensation package. Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business goal. Accordingly, our program is significantly weighted toward performance-based compensation, and provides the named executive officers with an opportunity to ultimately earn total annual compensation equal to approximately four times their base salaries if financial targets are met and up to a maximum of approximately six to seven times their base salaries for superior financial results.

The principal financial performance measures on which we base our compensation program are our return on common shareholders’ equity and share price. The focus on share price provides a direct link to our business goal of achieving attractive long-term returns for our shareholders. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the compensation package for our named executive officers, employ return on equity as the measure of corporate performance. All of our long-term incentive awards are paid in Common Shares. These measures are described in more detail below under “Performance Measures.”

The Annual Incentive Plan and Executive Incentive Plan work in conjunction with the 2006 Share Incentive Plan or any successor plan. If we make awards under the Annual Incentive Plan and the Executive Incentive Plan in the form of share units, those share units are also awarded pursuant to the terms of the 2006 Share Incentive Plan or any successor plan and count towards the aggregate number of Common Shares that may be issued pursuant to all awards made under the 2006 Share Incentive Plan or any successor plan.

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Retention.”

Performance Measures

Return on Equity

Currently, both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe return on equity, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability. Since premium volume and market share are not objectives of our business plan, none of our compensation programs utilize revenue as a measure of corporate performance. With respect to the Annual Incentive Plan, at the beginning of a plan year, the Compensation Committee may, in its discretion, select net income, return on equity, another measure of the Company’s performance, or a combination of these performance criteria as the measure of financial performance.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined on an annual basis by dividing our net income or loss attributable to holders of our Common Shares by beginning shareholders’ equity, adjusted by the Compensation Committee for the weighted average effect of material capital transactions during the year, less the par value and capital attributable to preferred shares. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan, one calculation will be done for each of the years in a performance cycle, which amounts will then be added together and divided by the number of years in the performance cycle.

In February 2009, the Compensation Committee determined that return on equity would be the measure of financial performance for 2009 under the Annual Incentive Plan and that in order for participants to receive payouts at target levels for awards made under our Annual Incentive Plan in respect of 2009 we would have to achieve a return on equity of at least 10%, which compares with a return on equity of at least 12% in respect of 2008. The percentage required to achieve target payouts was reduced in respect of 2009 by the Compensation Committee in light of significant declines since the beginning of 2008 in interest rates. In addition, the Compensation Committee determined that in order for participants to receive payouts at target levels under our Executive Incentive Plan for the 2009-2011 performance cycle, we would have to achieve a return on equity of at least 12%. We believe that such returns over the long term would be attractive to investors. The Compensation Committee also determined that the bonus pool under the Annual Incentive Plan in respect of 2009 would fund at 100% of the sum of all participants’ target bonuses at a target return on equity for 2009 of 10% to 13%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more). The amounts below and above the target are determined through straight-line interpolation. The bonus pool available to our named executive officers does not fund if return on equity is below 4%. The long-term incentive awards made under the Executive Incentive Plan in 2009 for the 2009-2011 performance cycle provide for a payout at 100% if we achieve an average return on equity for the three-year period of 12%, with a range of payout from 0% (for return on equity of less than 6%) to 200% (for a return on equity of 18% or more), to be determined through straight-line interpolation.

In February 2010, the Compensation Committee determined that the same performance measures, targets and payout levels will apply for awards made under our Annual Incentive Plan in respect of 2010 and under our Executive Incentive Plan for the 2010-2012 performance cycle.

Share Price

Share price is a significant performance-based element of our compensation program, which is designed to result in the accumulation of Common Shares by our named executive officers in order to align their interests with those of our other shareholders. Changes in share price directly impact the value of our equity-based compensation. All of the long-term equity incentives granted under our 2006 Share Incentive Plan, including those granted under our Executive Incentive Plan, are paid in Common Shares and we expect our named executive officers to attain a meaningful level of ownership of our Common Shares through our share ownership guidelines described above. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the market value of our Common Shares. In addition, our share ownership guidelines prohibit executive officers and directors from hedging the economic risk of their share ownership.

We have granted long-term equity incentives under our 2006 Share Incentive Plan in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares. Our Executive Incentive Plan provides for awards of share units that are paid after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. The share units granted pursuant to the Executive Incentive Plan are also awarded in conjunction with the 2006 Share Incentive Plan. The number of share units is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. The Compensation Committee has determined that any payment of awards of share units under our Executive Incentive Plan will be made entirely in Common Shares.

Our share ownership guidelines are described in detail under “Share Ownership Guidelines” above. The specified levels of share ownership for our named executive officers are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, Mr. Porter and Ms. Mitchell and 30,000 Common Shares for Mr. Krantz. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of about $3.8 million, $1.9 million and $1.1 million, respectively, based on the closing price of $38.29 per Common Share on December 31, 2009. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our goal to provide attractive long-term returns for our shareholders. As of the date hereof, all of our named executive officers have achieved their target ownership levels.

Retention

We seek to employ senior executives having substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the competition for talented reinsurance professionals, especially in Bermuda and New York. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of compensation consultants engaged from time to time and our human resources personnel, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using available market data compiled by compensation consultants or our human resources personnel. This market data is derived from publicly available information relating to companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have business strategies and executive officer positions that compare to ours.

We consider compensation information for a group of public companies with significant operations in Bermuda, selected by the Compensation Committee. Although none of the companies fit our profile exactly, we share similar characteristics such as location, public company status and certain elements of their business. Each company has reinsurance as at least a substantial component of its business. In 2009, those companies were Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Transatlantic Holdings, Inc. In February 2010, the Compensation Committee assessed our group of peer companies and determined to remove Odyssey Re Holdings Corp. and add Aspen Insurance Holdings Limited, Flagstone Reinsurance Holdings Limited and Validus Holdings, Ltd. to ensure that our peer group of companies continues to accurately reflect our profile.

In 2009, the Compensation Committee engaged FWC, a professional compensation consulting firm, to provide the services described above under “Corporate Governance — Standing Committees of the Board of Directors — Compensation Committee.” The results of FWC’s review and evaluation are discussed below under “Elements of Compensation.”

Delayed Vesting of Long-Term Incentives

Awards granted under our 2006 Share Incentive Plan have been made in the form of restricted shares, share units that convert on a one-to-one basis into Common Shares and options to purchase Common Shares. All of these awards vest over a period of time. For example, in February 2008 and in prior years, we made awards under our 2006 Share Incentive Plan half in the form of share units which vest in equal installments on the third and fourth anniversaries of the date of grant, and half in the form of options which become exercisable in equal annual installments on the first four anniversaries of the date of grant. Restricted share awards granted under our 2006 Share Incentive Plan to our named executive officers in July 2008 vest in three equal annual installments on the first three anniversaries of the date of grant, and the restricted share award granted to Mr. Price in October 2009 in connection with the extension of his employment agreement vests in two equal annual installments in July 2012 and July 2013. All of these awards are generally conditioned upon the continued employment of the recipient on each installment date. Share unit awards granted under our Executive Incentive Plan in 2009 vest after completion of a three-year performance cycle. In general, vesting of share units awarded under the Executive Incentive Plan is conditioned upon the continued employment of the participant and the return on equity achieved throughout the three-year performance cycle.

The vesting of awards under the 2006 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Acceleration Events.”

Change in Control Severance Plan

In May 2007, with the assistance of FWC, the Compensation Committee adopted the Amended and Restated Change in Control Severance Plan (the “CIC Plan”), which provides severance benefits to certain of our employees, including our named executive officers, in the event of a termination of employment by us without cause or by the employee for good reason during the two-year period following a change in control. The purpose of the CIC Plan is to secure the continued services, dedication and objectivity of our employees in the event of any possible or actual change in control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created thereby.

In determining whether to adopt the CIC Plan and the benefits available to our named executive officers under the CIC Plan, the Compensation Committee reviewed estimates of the total cost of the CIC Plan to us and considered the recommendations of FWC regarding the CIC Plan with respect to the scope of participation, the provision for excise tax gross-ups for any “parachute payments” under Section 280G of the Internal Revenue Code, and restrictive covenants applicable to participants. By adopting the CIC Plan, we increased the severance multiples for our named executive officers to levels in line with those typically provided to senior executives of our peer group of companies in change in control situations. We believe that the CIC

Plan, when combined with our other retention strategies, further strengthens our ability to retain our senior executive officers. The severance benefits provided under the CIC Plan are described in more detail under “Elements of Compensation — Acceleration Events,” “Elements of Compensation — Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year, and may be reviewed at other times if the Board or the Compensation Committee determines a review is necessary and appropriate. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes determinations with respect thereto. The elements of compensation are discussed below.

The initial term of Mr. Price’s employment agreement was to expire on July 31, 2011. The Board and Compensation Committee determined that it was in the best interests of the Company to retain Mr. Price as the Chief Executive Officer beyond that date. Such decision was based on a variety of factors, such as our strong performance relative to our peer group of companies as measured by net income growth, earnings per share growth, return on equity and total shareholder return. Accordingly, in September 2009, the Compensation Committee determined that it should extend Mr. Price’s employment agreement by two years and provide for automatic one-year extensions thereafter. In connection therewith and with the assistance of FWC, the Compensation Committee undertook a comprehensive review of the competitiveness of his compensation. In October 2009, the Compensation Committee approved an amended compensation arrangement with Mr. Price in order to ensure his continued service. The various components of the amended compensation arrangement are set forth in an employment agreement dated July 24, 2008, as amended October 29, 2009, which is described below under “Employment Agreements and Arrangements with Named Executive Officers — Michael D. Price.”

Base Salary

The Compensation Committee reviews and determines the base salary of the Chief Executive Officer and reviews and makes determinations with respect to the base salaries of the other named executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. Otherwise, we do not generally make annual increases in the base salaries of our named executive officers, preferring instead to focus on the performance-based elements of our compensation program. In connection with the amendment of Mr. Price’s employment agreement in October 2009, Mr. Price’s base salary was increased from $750,000 to $980,000 beginning on January 1, 2010. According to FWC’s analysis of our peer group of companies, Mr. Price’s base salary was in the bottom quarter of our peer group of companies, while our performance, based on measures including net income growth, earnings per share growth, return on equity and total shareholder return, put us in the top quarter of our peer group of companies. The higher salary and the other changes to Mr. Price’s compensation arrangement discussed below will increase Mr. Price’s fixed compensation; however, his overall pay mix is now better aligned with the typical practice of our peer group of companies. The other named executive officers’ base salaries were not changed in 2009.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2006 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are generally based on a specified percentage of base salary, and thus any adjustments in base salary would generally result in corresponding adjustments in the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The Compensation Committee established return on equity as the corporate performance measure under the Annual Incentive Plan for the years 2009 and 2010.

The Annual Incentive Plan provides for the determination of an aggregate bonus pool in respect of the prior year equal to the sum of all participants’ target bonuses, which is a percentage of the participants’ base salaries, multiplied by the performance bonus multiplier that applies based on return on equity for the year. The actual annual incentive bonuses payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers.

In February 2009, the Compensation Committee confirmed the decisions made in July 2008 in connection with its review of the competitiveness of the compensation of our named executive officers and determined that the 2009 target bonus for Mr. Price would be $1,500,000 (equal to 200% of his base salary earned in 2009), that the 2009 target bonus for each of Mr. Porter and Ms. Mitchell would be 125% of his or her base salary earned in 2009 and that the 2009 target bonus for each of Messrs. Lombardozzi and Krantz would be 100% of his base salary earned in 2009. The target bonuses for Mr. Krantz, Ms. Mitchell and Mr. Porter represent increases to 100%, 125% and 125% of earned base salary, respectively, from 75%, 100% and 100%, respectively, in order to bring their annual incentive bonus compensation in line with that of our peer group of companies. In addition, with respect to Ms. Mitchell and Mr. Porter, the Compensation Committee wanted to increase the proportion of their total compensation that is performance-based because, as heads of our operating subsidiaries, they have the ability to directly influence our results of operations. In approving the increase to Mr. Krantz’s target bonus, the Compensation Committee also considered internal compensation parity among the named executive officers and the importance of the Chief Financial Officer function. The Compensation Committee also determined that the performance bonus multiplier for 2009 would be 100% if return on equity was between 10% and 13%, 0% if return on equity was below 4%, 50% to 100% if return on equity was between 4% and 10%, and 100% to 200% if return on equity was between 13% and 20% or more, in each case determined through straight-line interpolation. For 2009, return on equity was 22.4% and thus the performance bonus multiplier for the year was 200%.

In October 2009, in connection with the amendment of Mr. Price’s employment agreement, the Compensation Committee determined that, in addition to the increase in Mr. Price’s base salary effective as of January 1, 2010, the target bonus for the annual incentive award expected to be made to Mr. Price under the Annual Incentive Plan with respect to the 2010 calendar year and subsequent calendar years would be decreased from 200% to 150% of earned base salary, resulting in a slightly lower target bonus of $1,470,000 as compared with $1,500,000 with respect to the 2009 calendar year. FWC’s peer group analysis indicated that Mr. Price’s overall pay mix was inconsistent with our peer group of companies in that his annual cash compensation opportunity (base salary plus annual incentive award) was more concentrated in annual incentives than in fixed base salary. The changes reflected in the amendment of Mr. Price’s employment agreement will better align his overall pay mix with the typical practice of our peer group of companies. The actual annual incentive paid to Mr. Price will continue to equal his target bonus multiplied by the performance bonus multiplier, provided that the Compensation Committee in its sole discretion may determine the actual annual bonus paid to Mr. Price. Previously, the Compensation Committee’s discretion to reduce the amount of the bonus was limited to an amount that was no greater than 20% of the product of the target bonus multiplied by the performance bonus multiplier. The elimination of the limit on the Compensation Committee’s discretion was agreed to as part of the negotiation of the amendment to Mr. Price’s employment agreement, which is described below under “Employment Agreements and Arrangements with Named Executive Officers — Michael D. Price.”

In February 2010, the Compensation Committee confirmed its October 2009 determination that the 2010 target bonus for Mr. Price would be 150% of his base salary earned in 2010. The Compensation Committee also determined that the 2010 target bonus for each of Mr. Porter and Ms. Mitchell would be 125% of his or her base salary earned in 2010 and that the 2010 target bonus for each of Messrs. Lombardozzi and Krantz would be 100% of his base salary earned in 2010. The Compensation Committee also determined that the performance bonus multiplier for 2010 would be 100% if return on equity is between 10% and 13%, 0% if return on equity is below 4%, 50% to 100% if return on equity is between 4% and 10%, and 100% to 200% if return on equity is between 13% and 20% or more, in each case determined through straight-line interpolation.

At its February 2009 meeting, in addition to the financial objectives discussed above, the Compensation Committee approved non-financial individual objectives for the Chief Executive Officer for 2009 which included monitoring tax legislation that may be considered in the United States, assessing alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best and Standard & Poor’s ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and managing any excess capital that may have developed in 2009. In February 2010, the Compensation Committee determined that Mr. Price substantially met these individual objectives. As a result, Mr. Price’s annual incentive bonus for 2009 was determined to be $3,000,000, which equals 200% of his earned base salary of $750,000, multiplied by the Company’s performance bonus multiplier of 200% for 2009.

The Compensation Committee also approved non-financial individual objectives for the Chief Executive Officer for 2010 at its February 2010 meeting, which include monitoring tax legislation that may be considered in the United States, monitoring developments that may suggest the need for alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best and Standard & Poor’s ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and managing any excess capital that may develop in 2010.

The Chief Executive Officer made a recommendation to the Compensation Committee that each of Messrs. Lombardozzi and Krantz receive an annual incentive bonus for 2009 equal to 100% of his earned base salary in 2009 multiplied by the performance bonus multiplier of 200%, and that each of Mr. Porter and Ms. Mitchell receive an annual incentive bonus for 2009 of 125% of his or her earned base salary in 2009 multiplied by the performance bonus multiplier of 200%. The Chief Executive Officer’s recommendation was based on our financial performance and reflects his assessment of the individual performance of each named executive officer. In February 2010, the Compensation Committee approved the Chief Executive Officer’s recommendation. The actual amounts of the annual incentive bonuses received by the named executive officers in respect of 2009 were paid in the first quarter of 2010.

We pay the annual incentive bonuses earned by our named executive officers under the Annual Incentive Plan in cash, or, if a named executive officer has not achieved his or her target share ownership level, in a combination of cash and share units that vest immediately and that convert on a one-to-one basis into Common Shares. The share unit portion of the annual incentive bonus, if any, will be awarded pursuant to the terms of the 2006 Share Incentive Plan and will convert into Common Shares 30 days after the award date, regardless of employment status at that time. We believe that paying the annual incentive bonus award in cash once an executive officer achieves his or her required level of share ownership increases the competitiveness of our compensation structure in that it better aligns our compensation with that of our peer group of companies, most of which pay annual incentive bonuses entirely in cash. The annual incentive bonus in respect of 2009 for each of our named executive officers was paid entirely in cash because each had achieved his or her target share ownership level.

Long-Term Incentives

2006 Share Incentive Plan.  The 2006 Share Incentive Plan, which replaced a predecessor plan and was approved by shareholders at our 2006 Annual General Meeting of Shareholders, provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long term and provide a significant retention incentive.

We generally grant equity awards under the 2006 Share Incentive Plan to our named executive officers with a value of up to approximately 100% of base salary per year, and may also grant additional equity awards to our named executive officers in other circumstances, such as for new hires, promotions or in connection with adjustments to compensation arrangements or amendments to employment agreements. Ordinarily, equity awards are made at the Compensation Committee’s February meeting. In the past, the equity awards were generally made with half of the value in the form of share units and half of the value in the form of options. More recently, equity awards have been made in the form of restricted shares or share units. While options provide an incentive to increase the Company’s share price in order to realize any value, the embedded value of share units and restricted shares provides an incentive to preserve and increase the Company’s share price and also provides a more significant incentive to remain with the Company during the vesting period.

The named executive officers are credited with dividend equivalent rights in respect of share units held by them each time a dividend is paid on our Common Shares. These dividend equivalent rights are subject to the same vesting requirements as the share units and will be paid in cash upon vesting. Any dividends paid on our Common Shares during the vesting period in respect of restricted shares held by a named executive officer are paid to such named executive officer in cash at the time the dividend is paid.

In July 2008, in connection with entering into a new employment agreement and the Compensation Committee’s review of the competitiveness of our executive officer compensation, Mr. Price received an award of 100,000 restricted shares which vest in equal installments on each of July 31, 2009, 2010 and 2011 (the first three anniversaries of the date of grant). This award had a value of approximately $3.6 million on the date of grant. In addition, in connection with entering into the amendment of his employment agreement, Mr. Price received an award of 65,682 restricted shares which will vest in two equal installments on each of July 31, 2012 and 2013. This award had a value of approximately $2.4 million on the date of grant. Pursuant to these awards, Mr. Price was targeted to receive approximately $1.2 million per year during the term of his employment agreement.

In July 2008, in connection with the Compensation Committee’s review of the competitiveness of our executive officer compensation, Messrs. Lombardozzi, Krantz and Porter and Ms. Mitchell received awards of restricted shares which vest in equal installments on each of the first three anniversaries of the date of grant. In making these awards, the Compensation Committee and the Chief Executive Officer desired to increase the retention and stability of our executive management team for the next several years and considered restricted shares to be the best form of equity award for this purpose. Mr. Lombardozzi and Mr. Porter each received an award of 40,000 restricted shares valued at approximately $1.4 million on the date of grant; Ms. Mitchell received an award of 35,000 restricted shares valued at approximately $1.2 million on the date of grant; and Mr. Krantz received an award of 30,000 restricted shares valued at approximately $1.1 million on the date of grant. Because of the restricted share awards granted in July 2008, no equity awards under the 2006 Share Incentive Plan were made to these named executive officers in February 2009 or February 2010.

2010 Share Incentive Plan.  In February 2010, the Board, upon the recommendation of the Compensation Committee, adopted the 2010 Share Incentive Plan, subject to shareholder approval, in order to increase the number of shares we have available for equity incentive awards. We are seeking approval of the 2010 Share Incentive Plan by our shareholders at the Annual Meeting as described below under “Proposal 3 — Approval of the 2010 Share Incentive Plan.” In the event that shareholder approval of the 2010 Share Incentive Plan is obtained at the Annual Meeting, no further awards will be granted under the 2006 Share Incentive Plan as all shares under the 2006 Share Incentive Plan will be transferred to the 2010 Share Incentive Plan.

Equity Award Policy.  The 2006 Share Incentive Plan provides that equity awards may be granted by the Compensation Committee, by an officer of the Company pursuant to delegation of authority by the Compensation Committee and, for grants to nonemployee directors, by the Board. In order to provide uniformity among awards, and to establish certainty with respect to certain award terms, in October 2006 the Compensation Committee adopted an equity award policy that applies to all awards made under the 2006 Share Incentive Plan to nonemployee directors (other than formula grants, the timing of which is predetermined), executive officers and other employees. This policy is also used for equity awards made pursuant to our Annual Incentive Plan and Executive Incentive Plan.

The equity award policy provides that, in general, awards shall be granted to eligible persons once per year, at a meeting of the Compensation Committee (or, in the case of awards to nonemployee directors, the Board) held around the time of the public release of our year-end financial results in February. Awards may also be granted at other times if the Compensation Committee or the Board determines necessary, provided that the date of grant and fair market value of any such awards shall be determined in accordance with the equity award policy, as described below.

The equity award policy provides that each award shall have a date of grant and fair market value that are determined in a consistent manner and that the date of grant of each award may be any day falling within our “open window” periods for securities trading on or after the date the award is made. The fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant. The equity award policy is designed to ensure that the value of each award, which is based on the market price of our Common Shares, is determined at a time when there is no material non-public information relating to the Company and when our most recent financial results have been released to the public, with the opportunity for those results to be disseminated to the market over at least one full business day and reflected in the market price of our Common Shares. We believe that this removes any concern that material non-public information could be a factor in the timing and consequent valuation of equity awards.

The equity award policy also documents the Compensation Committee’s delegation of authority to make awards. This delegation authorizes the Chief Executive Officer to grant awards to our employees or prospective employees with the title of Vice President or below, provided that the maximum number of Common Shares that the Chief Executive Officer may grant in any calendar year may not exceed 10,000 Common Shares to any one individual or 50,000 Common Shares to all such individuals. For purposes of calculating these maximums, each Common Share that may be issued pursuant to an award of options will be deemed to be one Common Share, and each Common Share that may be issued pursuant to an award of restricted shares or share units will be deemed to be 2.67 Common Shares (for example, an award of 1,000 share units would be deemed to be 2,670 Common Shares). The policy provides that the Chief Executive Officer may grant awards at any time that he determines to be necessary under the circumstances, provided that the date of grant and fair market value of any such awards shall be determined as described above.

The equity award policy provides that once a date of grant has been specified for an award, it may not be changed. Also, promptly following the date of grant of an award, an award agreement, which shall identify the date of grant and the fair market value, the vesting and the term, and any other relevant terms and conditions of the award, shall be prepared and signed by the Company and the recipient. These provisions are designed to avoid any ambiguity regarding the terms of an award.

Executive Incentive Plan.  Our compensation program includes as an important element a long-term incentive for our named executive officers that measures performance over a three-year period in the form of share unit awards made under our Executive Incentive Plan in conjunction with our 2006 Share Incentive Plan. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. Average return on equity is the performance measure under the Executive Incentive Plan for each performance cycle.

The Executive Incentive Plan provides for awards of share units pursuant to the terms of the Executive Incentive Plan and the 2006 Share Incentive Plan. The number of share units awarded is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. After the completion of the three-year performance cycle and determination of the average return on equity, the number of share units will be multiplied by the performance percentage that applies based on that average return on equity for the cycle. In February 2009, for the 2009-2011 performance cycle, the Compensation Committee granted an award of share units to each of our named executive officers with a value approximately equal to 100% of their 2009 base salaries. As a result of the Compensation Committee’s review of the competitiveness of the compensation of our named executive officers in July 2008, the target value of the share unit awards made under the Executive Incentive Plan in February 2009 to each of Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell was increased to 100% of base salary (compared with 75% of base salary for awards made in February 2008) in order to bring their long-term incentive compensation in line with that of our peer group of companies, to increase the retention and stability of our executive management team and to increase the proportion of their total compensation that is performance-based. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

In February 2010, the Compensation Committee granted an award of share units under the Executive Incentive Plan for the 2010-2012 performance cycle to each of our named executive officers with a value equal to 100% of their 2010 base salaries. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

Although the Executive Incentive Plan provides that share units may be paid in cash, Common Shares or a combination of cash and Common Shares as determined by the Compensation Committee in its sole discretion, we intend to pay the share units in Common Shares, by multiplying the number of share units awarded by the applicable performance percentage and converting that number of share units into Common Shares on a one-to-one basis. In general, vesting is conditioned upon the continued employment of the participant. The share units under the Executive Incentive Plan do not carry dividend equivalent rights.

The share unit awards made to each of Messrs. Price, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2006-2008 performance cycle vested in February 2009. In February 2009, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2006-2008 performance cycle was greater than 18%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to the number of share units awarded for the performance cycle multiplied by the maximum performance percentage for the performance cycle of 200%.

The share unit awards made to each of Messrs. Price, Krantz, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2007-2009 performance cycle vested in February 2010. In February 2010, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2007-2009 performance cycle was greater than 18%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to the number of share units awarded for the performance cycle multiplied by the maximum performance percentage for the performance cycle of 200%.

In February 2005, the Compensation Committee made awards to Messrs. Price and Lombardozzi and Ms. Mitchell under the Executive Incentive Plan with a five year performance cycle, to be paid in Common Shares with a value based on the achievement of certain returns on equity and a percentage of the named executive officer’s average base salary over the performance cycle. These awards for this 2005-2009 performance cycle vested in February 2010. In February 2010, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2005-2009 performance cycle was 13.6%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to his or her average base salary over the five year period covered by the award multiplied by the performance percentage (determined using straight-line interpolation) for the performance cycle of 118.4% for Mr. Price, and 44.4% for Mr. Lombardozzi and Ms. Mitchell, divided by the fair market value per share on the vesting date of $36.90 per share.

Perquisites

Almost all of the perquisites that we pay to our named executive officers relate to the fact that our headquarters and Platinum Bermuda are located in Bermuda. All of our named executive officers except for Ms. Mitchell, who is the President and Chief Executive Officer of Platinum US, are based in Bermuda and have established a home in Bermuda. We follow the practice of many Bermuda companies of providing allowances to expatriate executives who have established a home in Bermuda.

The principal perquisites for the named executive officers based in Bermuda consist of housing and automobile allowances. The amounts paid in respect of these allowances are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances. We also pay the membership fees associated with a club membership in Bermuda, which fees did not exceed $7,700 for any named executive officer in 2009. Finally, the employment agreements of certain of our named executive officers provide for our payment of the costs of airfare for a specified number of visits by them and their families to the United States.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to our various qualified and non-qualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. As a result of the enactment of Section 457A of the Internal Revenue Code, the non-qualified retirement savings plan of Platinum US was amended in 2008 to provide that our Bermuda-based named executive officers, Messrs. Price, Lombardozzi, Porter and Krantz, are not eligible to participate therein for any periods after December 31, 2008. Instead, each of those named executive officers receives an amount in cash equal to the amount we would have contributed to the non-qualified retirement savings plan for him. We do not have a defined benefit pension plan or any supplemental retirement benefits.

Acceleration Events

As discussed above under “Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or payment under certain circumstances as discussed below.

In the event of the death or disability of the named executive officer or upon a change in control of the Company, share units held by our named executive officers (other than share units awarded under the Executive Incentive Plan) automatically vest and convert on a one-to-one basis into Common Shares and options vest and become fully exercisable. Restricted shares held by our named executive officers vest upon a change in control of the Company or in the event that the named executive officer’s employment is terminated without cause by the Company or for good reason by the executive. In addition, for all of our named executive officers other than Mr. Price, these restricted shares would vest in the event of the death or disability of the named executive officer. In the event of Mr. Price’s death or disability, all equity awards held by him (other than awards under the Executive Incentive Plan), including restricted shares, that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable. Pursuant to Mr. Price’s employment agreement, all unvested equity awards held by him (other than awards under the Executive Incentive Plan) would vest and become fully exercisable in the event that his employment is terminated without cause by the Company or by him for good reason.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units are paid in Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated payment of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a payment of Common Shares on a prorated basis, based upon the period of service prior to the event and our performance as of the end of the fiscal quarter following a termination of employment or prior to a change in control. In addition, pursuant to Mr. Price’s employment agreement, in the event Mr. Price’s employment terminates upon or after the expiration of the term of his employment, he is entitled to receive payment in respect of each award granted to him under the Executive Incentive Plan during the term of his employment agreement on a prorated basis based on his period of service prior to the termination of employment and our performance as of the end of the fiscal quarter preceding the termination of employment, provided he signs a release. Our view is that this portion of the award will have been earned at the time of termination, and the named executive officer’s termination will have been involuntary or with our consent.

Pursuant to the CIC Plan, in the event of a termination of a named executive officer’s employment by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all share options, restricted shares or other equity incentives held by a participant, that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier). Other severance benefits provided for under the CIC Plan are more fully described under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

For purposes of these acceleration events, in general “cause” means the willful failure to perform duties, conviction of a felony, fraud or dishonesty, or, in certain cases, the willful engagement in illegal conduct or gross misconduct which is injurious to the Company, the breach of restrictive covenants contained in an employment or award agreement or the sale of Common Shares other than as permitted by the Company; “good reason” means reduction of base salary or target bonus, reduction in the scope of duties or responsibilities or change in location of employment, or, in certain cases, an adverse change in titles or offices with the Company, a breach by us of a material provision of an employment agreement; and “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company.

Except as discussed below under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control,” the named executive officers are not entitled to any other post-termination payments or benefits in the event of a change in control or retirement.

Severance Arrangements

Change in Control Severance Plan.  The severance benefits to which each of the named executive officers is entitled under the CIC Plan in the event of a termination of employment by the Company without cause or by the executive for good reason during the two-year period following a change in control include a severance payment equal to the sum of one year’s base salary in the last twelve months plus target bonus for the year of termination then multiplied by a severance multiple of 200%, continued health care, disability and life insurance coverage for the executive and his or her dependents for two years, and reasonable relocation expenses to return to his or her home country. Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits. These severance benefits are more fully described under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements.  Each of our named executive officers has an employment or other agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated by the Company without cause or by the executive for good reason. In addition, Mr. Price’s employment agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan upon the occurrence of a termination by the Company without cause or by Mr. Price for good reason. These provisions were included in the employment agreements in order to attract qualified professionals, and we believe that these provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance at a reasonable level, and it is payable only upon execution of a release by the named executive officer in favor of us. We also view the one-year period as a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Other Considerations

Section 162(m) of the Internal Revenue Code imposes a limitation of $1 million per year on the U.S. corporate income tax deduction for compensation paid to our named executive officers that are employees of our

U.S.-based subsidiaries. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers, only Ms. Mitchell is employed by one of our U.S.-based subsidiaries. The 2006 Share Incentive Plan was designed to meet the requirements for performance-based compensation. Our Section 162(m) Performance Incentive Plan, which can be utilized for incentive compensation awards to Ms. Mitchell under the Annual Incentive Plan and the Executive Incentive Plan, was also designed to meet the requirements for performance-based compensation. In order for the Section 162(m) Performance Incentive Plan to continue to meet the requirements for performance-based compensation, the material terms of its performance goals are required to be re-approved by our shareholders at the Annual Meeting as described below under “Proposal 4 — Re-Approval of the Material Terms of the Performance Goals Under the Company’s Section 162(m) Performance Incentive Plan.” Nevertheless, the Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our U.S.-based subsidiaries under Section 162(m).

Conclusion

Our compensation program provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to approximately four times their base salaries if financial targets are met and up to a maximum of approximately six to seven times their base salaries for superior financial results. Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. All of the long-term incentives are paid in Common Shares to promote a focus on the preservation and appreciation of our share price over time. Finally, the Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. Our compensation program is also designed to provide significant retention incentives by paying compensation that we believe is competitive in the industry and that vests over time. All of these elements work together, providing a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while establishing us as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance.

Summary Compensation Table

The following sets forth information relating to compensation of the Chief Executive Officer and the Chief Financial Officer serving during the fiscal year ended December 31, 2009 and our three next most highly compensated executive officers for 2009 who were serving as executive officers at the end of the fiscal year ended December 31, 2009, collectively referred to in this proxy statement as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Michael D. Price	2009	750,000	—	3,129,002	—	3,000,000	634,737	7,513,739
President and Chief Executive	2008	750,000	—	4,360,005	—	1,500,000	621,748	7,231,753
Officer of the Company	2007	750,000	—	827,181	—	2,500,000	611,483	4,688,664

James A. Krantz	2009	425,000	—	425,023	—	850,000	362,194	2,062,217
Executive Vice President and	2008	415,000	150,000	1,621,994	136,877	155,625	367,606	2,847,102
Chief Financial Officer of the	2007	337,917	—	805,385	268,751	253,438	394,140	2,059,631
Company since June 2007

Robert S. Porter	2009	500,000	—	500,000	—	1,250,000	519,834	2,769,834
Chief Executive Officer of	2008	487,500	—	1,938,889	212,504	487,500	508,371	3,634,764
Platinum Bermuda	2007	425,000	—	1,201,556	456,882	425,000	497,977	3,006,415

Michael E. Lombardozzi	2009	500,000	—	500,000	—	1,000,000	572,181	2,572,181
Executive Vice President,	2008	494,583	—	1,992,008	233,754	494,583	579,851	3,794,779
General Counsel, Chief Administrative Officer and Secretary of the Company	2007	467,500	—	1,354,243	537,502	467,500	558,916	3,385,661

H. Elizabeth Mitchell	2009	475,000	—	475,017	—	1,187,500	64,332	2,201,849
President and Chief Executive	2008	466,667	—	1,762,939	212,504	466,667	56,392	2,965,169
Officer of Platinum US	2007	425,000	—	1,435,309	708,160	425,000	42,500	3,035,969

(1)	The amount shown in the Bonus column represents the amount paid to Mr. Krantz on March 31, 2008 pursuant to the Retention Bonus Plan that was adopted by our Board in March 2007.

(2)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit and restricted share awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of stock awards are discussed in Note 11 to the consolidated financial statements contained in our 2009 Form 10-K. Includes the grant date fair value of performance-based share unit awards made to each of our named executive officers under the Executive Incentive Plan in 2007, 2008 and 2009. The maximum value as of the grant date for Executive Incentive Plan awards made in 2007 for the 2007-2009 performance cycle was as follows: Mr. Price: $1,654,362; Mr. Krantz: $603,833; Mr. Porter: $703,061; Mr. Lombardozzi: $773,436; and Ms. Mitchell: $703,061. The maximum value as of the grant date for Executive Incentive Plan awards made in 2008 for the 2008-2010 performance cycle was as follows: Mr. Price: $1,500,010; Mr. Krantz: $547,537; Mr. Porter: $637,560; Mr. Lombardozzi: $701,262; and Ms. Mitchell: $637,560. The maximum value as of the grant date for Executive Incentive Plan awards made in 2009 for the 2009-2011 performance cycle was as follows: Mr. Price: $1,499,999; Mr. Krantz: $850,046; Mr. Porter: $1,000,000; Mr. Lombardozzi: $1,000,000; and Ms. Mitchell: $950,034.

(3)	The amounts shown in the Option Awards column represent the aggregate grant date fair value of option awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of option awards are discussed in Note 11 to the consolidated financial statements contained in our 2009 Form 10-K.

(4)	The amounts for 2009 include:

	Michael D.	James A.	Robert S.	Michael E.	H. Elizabeth
	Price	Krantz	Porter	Lombardozzi	Mitchell

Housing allowance	$480,000	$288,000	$432,000	$480,000	$—
401(k) and non-qualified plan contributions and cash paid in lieu thereof	75,000	42,500	50,000	50,000	47,500
Personal financial, legal or tax advice fees	—	—	2,500	—	—
Automobile allowance	8,400	8,400	8,400	8,400	—
Dividends paid on stock awards	35,074	10,115	12,488	14,829	16,832
Home leave allowance	28,462	5,829	6,316	18,502	—
Club fees	7,350	7,350	7,665	—	—
Disability insurance premiums	—	—	465	—	—
Credit card fees	450	—	—	450	—
All other compensation total	$634,737	$362,194	$519,834	$572,181	$64,332

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2009

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans as well all other share and option awards during the fiscal year ended December 31, 2009.

									All Other
									Stock	Grant
									Awards:	Date Fair
									Number of	Value of
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Stock and
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Michael D. Price	2/23/09	(1)	$750,000	$1,500,000	$3,000,000
	2/23/09	(2)				262	26,178	52,356		$750,000
	10/29/09	(3)							65,682	$2,379,002

James A. Krantz	2/23/09	(1)	$212,500	$425,000	$850,000
	2/23/09	(2)				149	14,835	29,670		$425,023

Robert S. Porter	2/23/09	(1)	$312,500	$625,000	$1,250,000
	2/23/09	(2)				175	17,452	34,904		$500,000

Michael E. Lombardozzi	2/23/09	(1)	$250,000	$500,000	$1,000,000
	2/23/09	(2)				175	17,452	34,904		$500,000

H. Elizabeth Mitchell	2/23/09	(1)	$296,875	$593,750	$1,187,500
	2/23/09	(2)				166	16,580	33,160		$475,017

(1)	Awards made pursuant to the Annual Incentive Plan in respect of 2009. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 4% return on equity for 2009, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if return on equity were less than 4%. As these awards were paid on February 22, 2010, amounts reported in columns (c) — (h) represent estimated possible payouts. The actual amounts of the Annual Incentive Plan awards paid to our named executive officers are as reported in the Summary Compensation Table in column (g), Non-Equity Incentive Plan Compensation.

(2)	Awards made pursuant to the Executive Incentive Plan for the 2009-2011 performance cycle. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 6% average return on equity for the 2009-2011 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers will not receive any payments under these awards if return on equity is less than 6%.

(3)	Information relates to restricted shares granted to Mr. Price in 2009 under the 2006 Share Incentive Plan. Mr. Price’s restricted shares vest in two equal annual installments on each of July 31, 2012 and 2013.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table are described in more detail above under “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement. The material terms of our employment agreements and arrangements with each of our named executive officers are described below.

Michael D. Price

Mr. Price entered into an employment agreement with us dated July 24, 2008 and an amendment thereto dated October 29, 2009 (the “Price Agreement”). The term of Mr. Price’s employment under the Price Agreement commenced on August 1, 2008 and will end on July 31, 2013. Thereafter, Mr. Price’s employment will be automatically extended annually for an additional year unless written notice is provided by one party to the other, at least 120 days prior to the end of the term, that the term shall not be extended. Pursuant to the Price Agreement, Mr. Price received a base salary at the rate of $750,000 per year through December 31, 2009 and, as of January 1, 2010, receives a base salary at the rate of $980,000 per year. Mr. Price is also eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 200% of base salary for 2009 and 150% of base salary for each year thereafter. The actual annual incentive bonus paid to Mr. Price will be equal to the target multiplied by a performance bonus multiplier, as defined in the Annual Incentive Plan, which may range from 0% to 200% depending upon the achievement of the performance goals relative to the performance criteria established by the Compensation Committee for all participants in the Annual Incentive Plan. The Compensation Committee in its sole discretion may determine the actual annual incentive bonus paid to Mr. Price. Pursuant to the Price Agreement, on August 1, 2008 Mr. Price received a grant of 100,000 restricted shares under the terms of the 2006 Share Incentive Plan, which award will vest in three equal installments on July 31 of each of 2009, 2010 and 2011 and on October 29, 2009 Mr. Price received a grant of 65,682 restricted shares under the terms of the 2006 Share Incentive Plan which will vest in two equal installments on July 31 of each of 2012 and 2013. The Price Agreement also provides that on or prior to February 28 of each calendar year during the term of the agreement, Mr. Price will be eligible for an award under the Executive Incentive Plan of that number of share units equal to 100% of his base salary divided by the fair market value of one Common Share on the date of grant. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion; provided that, on or prior to February 28, 2010, Mr. Price will receive an award under the Executive Incentive Plan of the number of share units equal to 100% of his base salary divided by the fair market value of one Common Share on the date of grant. The payout of all Executive Incentive Plan awards will be subject to the achievement by us of certain performance objectives over a three-year period. Mr. Price is required to maintain ownership of 100,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives reimbursement for air travel for four visits by him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

James A. Krantz

Mr. Krantz entered into an employment agreement with us dated June 1, 2007 (the “Krantz Agreement”) in connection with his appointment as our Executive Vice President and Chief Financial Officer. The term of Mr. Krantz’s employment under the Krantz Agreement commenced on June 1, 2007 and will end on the third anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Pursuant to the Krantz Agreement, Mr. Krantz receives a base salary at a minimum rate of $365,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 150% of earned base salary, depending upon the achievement of performance criteria established under the Annual Incentive Plan. In July 2008, Mr. Krantz’s base salary was increased to the rate of $425,000 per year as of March 1, 2008 and his target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 100% of earned base salary with a range of 0% to 200% of earned base salary with respect to awards made in respect of 2009 and future years. The Krantz Agreement also provides that Mr. Krantz will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if we achieve certain performance objectives over a multi- year period. In July 2008, Mr. Krantz’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in respect of 2009 and future years. Mr. Krantz is required to accumulate 30,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Robert S. Porter

Mr. Porter entered into an employment agreement dated February 26, 2006 with Platinum Bermuda (the “Porter Agreement”), pursuant to which he was appointed Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under the Porter Agreement commenced on March 1, 2006, was automatically extended for an additional year on March 1, 2009 (the third anniversary of that date) and March 1, 2010, and will be automatically extended annually for an additional year unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended. Pursuant to the Porter Agreement, Mr. Porter receives a base salary at a minimum rate of $425,000 per year, which salary shall be reviewed annually by the Chairman of Platinum Bermuda (currently Mr. Price), and Mr. Porter is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. In July 2008, Mr. Porter’s base salary was increased to the rate of $500,000 per year as of March 1, 2008 and his target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 125% of earned base salary with a range of 0% to 250% of earned base salary with respect to awards made in respect of 2009 and future years. Pursuant to the Porter Agreement, Mr. Porter received a grant of 15,534 restricted shares and options to purchase 58,253 Common Shares at $30.58 per Common Share under the terms of the 2006 Share Incentive Plan, which awards vested or became exercisable in equal annual installments on each of the first three anniversaries of the date of grant. The Porter Agreement also provides that Mr. Porter will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if we achieve certain performance objectives over a multi-year period. In July 2008, Mr. Porter’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in respect of 2009 and future years. Mr. Porter is required to accumulate 50,000 Common Share in accordance with our share ownership guidelines. Mr. Porter receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an agreement with us effective as of November 1, 2005 (the “Lombardozzi Agreement”). The term of Mr. Lombardozzi’s employment under the Lombardozzi Agreement commenced on November 1, 2005, was automatically extended for an additional year on November 1, 2008 (the third anniversary of that date) and November 1, 2009, and will be automatically extended annually for an additional year unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended. Pursuant to the Lombardozzi Agreement, Mr. Lombardozzi receives a base salary at a minimum rate of $467,500 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. In July 2008, Mr. Lombardozzi’s base salary was increased to the rate of $500,000 per year as of March 1, 2008. The Lombardozzi Agreement also provides that Mr. Lombardozzi will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if we achieve certain performance objectives over a multi-year period. In July 2008, Mr. Lombardozzi’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in respect of 2009 and future years. Mr. Lombardozzi is required to accumulate 50,000 Common Shares in accordance with our share ownership guidelines. Mr. Lombardozzi receives reimbursement for air travel for four visits for him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

H. Elizabeth Mitchell

Ms. Mitchell currently receives a base salary at the rate of $475,000 per year, and she is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan, with a target equal to 125% of base salary and a range of 0% to 250% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell is a participant in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of her base salary if we achieve certain performance objectives over a multi-year period. Ms. Mitchell is expected to accumulate 50,000 Common Shares in accordance with our share ownership guidelines.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth information with respect to the named executive officers concerning the outstanding equity securities held as of December 31, 2009.

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market
				Incentive						Number of		or Payout
				Plan						Unearned		Value of
				Awards:					Market	Shares,		Unearned
	Number of	Number of		Number of			Number of		Value of	Units or		Shares,
	Securities	Securities		Securities			Shares or		Shares or	Other		Units or
	Underlying	Underlying		Underlying			Units of		Units of	Rights		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	That Have		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Not		Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested(1)	Vested		Vested(1)
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Michael D. Price										37,729	(2)	$1,447,056
										48,050	(3)	$1,839,835
										44,222	(4)	$1,693,260
							66,667	(5)	$2,552,679
										52,356	(6)	$2,004,711
							65,682	(7)	$2,514,964

James A. Krantz	20,000	—			$22.75	03/02/2013
	4,879	—			$30.75	02/23/2015
	4,973	1,657	(9)		$28.29	07/31/2016	884	(8)	$33,848
	14,881	14,881	(11)		$34.34	05/29/2017	7,281	(10)	$278,789
										17,538	(3)	$671,530
	4,694	14,082	(13)		$33.92	02/20/2018	4,036	(12)	$154,538
										16,142	(4)	$618,077
							20,000	(14)	$765,800
										29,670	(6)	$1,136,064

Robert S. Porter	50,000	—			$22.50	10/31/2012
	50,000	—			$26.74	06/15/2013
	10,673	—			$30.75	02/23/2015
	58,253	—			$30.58	02/27/2016
	25,298	25,298	(11)		$34.34	05/29/2017	12,377	(10)	$473,915
										20,420	(3)	$781,882
	7,288	21,862	(13)		$33.92	02/20/2018	6,265	(12)	$239,887
										18,796	(4)	$719,699
							26,667	(14)	$1,021,079
										34,904	(6)	$1,336,474

Michael E. Lombardozzi	75,000	—			$22.50	10/31/2012
										9,138	(2)	$349,894
	24,394	—			$30.75	02/23/2015
	69,105	—			$28.49	10/31/2015
	29,762	29,762	(11)		$34.34	05/29/2017	14,561	(10)	$557,541
										22,464	(3)	$860,147
	8,017	24,048	(13)		$33.92	02/20/2018	6,892	(12)	$263,895
										20,674	(4)	$791,607
							26,667	(14)	$1,021,079
										34,904	(6)	$1,336,474

H. Elizabeth Mitchell										8,570	(2)	$328,145
	24,394	—			$30.75	02/23/2015
	19,545	6,514	(15)		$30.58	02/27/2016	3,474	(16)	$133,019
	39,212	39,211	(11)		$34.34	05/29/2017	19,184	(10)	$734,555
										20,420	(3)	$781,882
	7,288	21,862	(13)		$33.92	02/20/2018	6,265	(12)	$239,887
										18,796	(4)	$719,699
							23,334	(14)	$893,459
										33,160	(6)	$1,269,696

(1)	Calculated by multiplying the number of shares or units by $38.29, the closing price of our Common Shares on December 31, 2009.

(2)	Common Shares which vest on February 22, 2010, subject to satisfaction of performance criteria for the 2005-2009 performance cycle. Number of Common Shares is based on achieving the maximum performance goal of at least 16.25% average annual return on equity during the performance period and assumes a vesting date fair market value of $38.29 per share, the closing price of our Common Shares on December 31, 2009.

(3)	Share units which vest on February 21, 2010, subject to satisfaction of performance criteria for the 2007-2009 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(4)	Share units which vest on February 21, 2011, subject to satisfaction of performance criteria for the 2008-2010 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(5)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on July 31, 2009, 2010 and 2011.

(6)	Share units which vest on February 23, 2012, subject to satisfaction of performance criteria for the 2009-2012 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(7)	Restricted shares which vest in two equal annual installments on July 31, 2012 and 2013.

(8)	Unvested portion remaining from award of share units originally vesting in two equal annual installments on August 1, 2009 and August 1, 2010.

(9)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on August 1, 2007, 2008, 2009 and 2010.

(10)	Share units which vest in two equal annual installments on February 21, 2010 and 2011.

(11)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2008, 2009, 2010 and 2011.

(12)	Share units which vest in two equal annual installments on February 21, 2011 and 2012.

(13)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2009, 2010, 2011 and 2012.

(14)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on July 24, 2009, 2010 and 2011.

(15)	Unexercisable portion remaining from award of options to acquire Common Shares which vest in four equal annual installments on February 28, 2007, 2008, 2009 and 2010.

(16)	Unvested portion remaining from award of share units originally vesting in two equal annual installments on February 28, 2009 and 2010.

Option Exercises and Stock Vested for Fiscal Year-End 2009

The following table sets forth information with respect to the named executive officers concerning option exercises and share units and restricted shares vested on an aggregated basis for the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Michael D. Price(3)	—	—	102,091	$3,165,484
James A. Krantz(4)	—	—	16,966	$529,771
Robert S. Porter(5)	—	—	40,782	$1,181,047
Michael E. Lombardozzi(6)	75,000	$1,207,125	39,517	$1,214,085
H. Elizabeth Mitchell(7)	—	—	39,241	$1,164,723

(1)	The value realized upon exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to share units which vested on a weekend or holiday, the trading date immediately preceding the vesting date.

(3)	On February 28, 2009, Mr. Price acquired 49,052 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2006-2008 performance cycle originally granted to him on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On July 31, 2009, Mr. Price acquired 33,333 Common Shares on vesting of the first of three equal annual installments of an award of 100,000 restricted shares originally granted to him on August 1, 2008. The closing price of our Common Shares on July 31, 2009 was $33.75 per share. On August 1, 2009, Mr. Price acquired 19,706 Common Shares on vesting of the fifth of five equal annual installments of an award of 98,531 restricted shares originally granted to him on August 4, 2004. The closing price of our Common Shares on August 1, 2009 was $33.75 per share.

(4)	On February 24, 2009, Mr. Krantz acquired 650 Common Shares on vesting of the second of two annual installments of an award of 1,301 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 24, 2009 was $29.37 per share. On March 25, 2009, Mr. Krantz acquired 5,432 Common Shares on conversion of an award of share units originally granted to him pursuant to the Annual Incentive Plan on February 23, 2009. The closing price of our Common Shares on March 25, 2009 was $27.42. On July 24, 2009, Mr. Krantz acquired 10,000 Common Shares on vesting of the first of three equal annual installments of an award of 30,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 24, 2009 was $33.19 per share. On August 1, 2009, Mr. Krantz acquired 884 Common Shares on vesting of the first of two equal annual installments of an award of 1,768 share units originally granted to him on August 1, 2006. The closing price of our Common Shares on July 31, 2009 (the trading date immediately preceding the vesting date) was $33.75 per share.

(5)	On February 24, 2009, Mr. Porter acquired 1,423 Common Shares on vesting of the second of two annual installments of an award of 2,846 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 24, 2009 was $29.37 per share. On February 28, 2009, Mr. Porter acquired 5,178 Common Shares on vesting of the third of three equal annual installments of an award of 15,534 restricted shares originally granted to him on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On February 28, 2009, Mr. Porter acquired 20,848 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2006-2008 performance cycle originally granted to him on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On July 24, 2009, Mr. Porter acquired 13,333 Common Shares on vesting of the first of three equal annual installments of an award of 40,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 24, 2009 was $33.19 per share.

(6)	On February 24, 2009, Mr. Lombardozzi acquired 3,252 Common Shares on vesting of the second of two annual installments of an award of 6,505 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 24, 2009 was $29.37 per share. On February 28, 2009, Mr. Lombardozzi acquired 22,932 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2006-2008 performance cycle originally granted to him on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On July 24, 2009, Mr. Lombardozzi acquired 13,333 Common Shares on vesting of the first of three equal annual installments of an award of 40,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 24, 2009 was $33.19 per share. Mr. Lombardozzi exercised 37,500 options on December 22, 2009 and 37,500 options on December 24, 2009. The options had an exercise price of $22.50 per share. The closing price of our Common Shares was $38.19 per share on December 22, 2009 and $39.00 per share on December 24, 2009.

(7)	On February 24, 2009, Ms. Mitchell acquired 3,252 Common Shares on vesting of the second of two annual installments of an award of 6,505 share units originally granted to her on February 24, 2005. The closing price of our Common Shares on February 24, 2009 was $29.37 per share. On February 28, 2009, Ms. Mitchell acquired 3,475 Common Shares on vesting of the first of two annual installments of an award of 6,949 share units originally granted to her on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On February 28, 2009, Ms. Mitchell acquired 20,848 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2006-2008 performance cycle originally granted to her on February 28, 2006. The closing price of our Common Shares on February 27, 2009 (the trading date immediately preceding the vesting date) was $28.04 per share. On July 24, 2009, Ms. Mitchell acquired 11,666 Common Shares on vesting of the first of three equal annual installments of an award of 35,000 restricted shares originally granted to her on July 24, 2008. The closing price of our Common Shares on July 24, 2009 was $33.19 per share.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees (including, among other things, any accrued but unpaid base salary and other amounts accrued or owing through the date of termination, the distribution of balances under our 401(k) plan and profit sharing plan and payments under our health and welfare plans).

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within 30 days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers); (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer, that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms), and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple (or two years for each of our named executive officers); and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation. In July 2008, the Board, upon the recommendation of the Compensation Committee, amended the CIC Plan to provide that change in control payments be deposited in a rabbi trust so that the payments would be available to the participants in the event of a termination of employment after a change in control unless the Company becomes insolvent.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against us, our affiliates and our officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees (which apply for a period following termination equal to one year multiplied by the applicable severance multiple, which is 200% for each of our named executive officers), non-disparagement and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•	“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from us, by us, and by an employee benefit plan sponsored or maintained by us or any of our subsidiaries; (ii) a change in the composition of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or (iii) certain mergers or consolidations involving the Company;

•	“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to us or our affiliates, or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•	“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) we reduce his or her base salary or the target for his or her annual incentive bonus; (ii) we reduce the scope of his or her duties, responsibilities or authority (including reporting responsibilities); (iii) any requirement that he or she be principally based in any location other than the location in which he or she was principally based immediately prior to the change in control; or (iv) we breach any of the material provisions of any employment agreement between the participant and the Company.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment or other agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated without cause by the Company or for good reason by the executive. In addition, the Price Agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan for the year in which a termination by the Company without cause or by Mr. Price for good reason occurs and that, following his separation from service from the Company (other than resulting from a termination for cause or a resignation other than for good reason), we shall reimburse him up to a maximum of $50,000 for the costs and expenses reasonably incurred by him within the first twelve months after the separation from service in connection with his family’s relocation from Bermuda. The Price Agreement also provides that in the event that Mr. Price’s employment with us terminates upon the expiration of the term of the agreement, he will be entitled to receive a prorated annual incentive bonus under the Annual Incentive Plan, prorated payment in respect of each incentive award he received under the Executive Incentive Plan during the term of the agreement, and any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under our employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination.

For all of our named executive officers, “cause” means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with us or any of our subsidiaries, or other willful act that materially damages our reputation or the reputation of any of our subsidiaries. For Messrs. Price, Lombardozzi and Porter, “cause” also means a violation of the share ownership guidelines that apply to them and a breach of confidentiality and non-solicitation covenants that are applicable to them. For Mr. Price, “cause” also means an abandonment of Bermuda or such other location the Board establishes as our corporate headquarters as his primary residence prior to the expiration of the term of his agreement or a failure to maintain Bermuda or such other location the Board establishes as our corporate headquarters as the location of his principal business office without the prior written consent of the Governance Committee.

For all of our named executive officers, “good reason” means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities or authority; (iii) a change in the person or persons to whom they are required to report; (iv) a change in the location of employment; and (v) a breach by us or our subsidiaries of any material provision of their employment agreement. For Mr. Lombardozzi, “good reason” also means the failure by us to extend the term of his employment agreement.

These severance payments would be made in a lump sum immediately upon the effectiveness of such termination by Platinum US in the case of Ms. Mitchell, by Platinum Bermuda in the case of Mr. Porter, and by the Company in the case of the other named executive officers. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of us.

In addition, each of our named executive officers is subject to certain confidentiality and non-solicitation covenants that prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting our senior executives for a period of at least 12 months following a termination of employment for any reason. Mr. Price is also subject to a non-competition covenant which prohibits him, without the express written consent of the Governance Committee, from engaging in, holding an interest in, owning, managing, operating, controlling, directing, being connected with as a stockholder (other than as a holder of less than 2% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engaging or participating in or being connected in any manner with, any reinsurance business, any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or any insurance business that competes with any insurance business engaged in by us or any of our subsidiaries or in which we or any of our subsidiaries have plans to engage at the time of the termination of his employment for a period of 24 months following the termination of his employment for any reason. We have the right to enjoin any breach by our named executive officers of these confidentiality, non-solicitation and non-competition covenants.

Accelerated Vesting and Payment of Incentives

In addition to the severance provisions described above, our annual and long-term incentives are subject to accelerated vesting or payment under certain circumstances as discussed below.

As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

Pursuant to the Annual Incentive Plan, a named executive officer would be entitled to receive a prorated portion of his or her target annual incentive bonus for the year in which his or her death or disability or a change in control of the Company occurs. The prorated portion of the target annual incentive bonus would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by us as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion. In addition, the Price Agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan for the year in which a termination by the Company without cause or by Mr. Price for good reason occurs.

Equity awards made to our named executive officers under our 2006 Share Incentive Plan and our predecessor plan typically have been in the form of share units, restricted shares or options which vest over a period of years. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units (other than share units awarded under the Executive Incentive Plan) would automatically vest and convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable. Restricted shares would vest upon a change in control of the Company or in the event that the named executive officer’s employment is terminated without cause by the Company or for good reason by the executive. In addition, for all of our named executive officers other than Mr. Price, restricted shares would vest in the event of the death or disability of the named executive officer. For Mr. Price, in the event of his death or disability, the number of restricted shares that would have vested in the one-year period following his death or disability would vest.

Pursuant to the Price Agreement, all unvested equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) would vest and become fully exercisable in the event that his employment is terminated without cause by the Company or by him for good reason. In addition, in the event of Mr. Price’s death or disability, all equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units convert into Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated payment of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a payment of Common Shares on a prorated basis, based upon the period of service prior to the event and our performance as of the end of the fiscal quarter following a termination of employment or prior to a change in control. In addition, pursuant to the Price Agreement, in the event Mr. Price’s employment terminates upon or after the expiration of the term of the Price Agreement, Mr. Price is entitled to receive payment in respect of each award granted to him under the Executive Incentive Plan during the term of the Price Agreement on a prorated basis based on his period of service prior to the termination of employment and our performance as of the end of the fiscal quarter preceding the termination of employment.

For purposes of these acceleration events, “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from us, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company. All of the benefits payable upon the occurrence of these acceleration events would be payable by us within the time frames provided in its plans, as soon as practicable following the occurrence of the acceleration event and in accordance with Section 409A of the Internal Revenue Code.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2009 are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

			Accelerated
			Vesting of	Prorated	Payment
			Equity	Payment of	of
			Awards	Outstanding	Continued
			under 2006	Share Units	Health	Payment
			Share	Awarded	Care, Life	of
		Prorated	Incentive	under	Insurance	Relocation	Parachute
		Payment	Plan and	Executive	and	Expenses	Tax Gross
	Severance	of Annual	Predecessor	Incentive	Disability	to Home	Up
	Payment(2)	Incentive(3)	Plan(4)	Plan(5)	Coverage(6)	Country(7)	Payment(8)	Total

Michael D. Price	$4,500,000	$1,500,000	$5,067,643	$4,464,499	$43,963	$50,000	$5,149,138	$20,775,243
James A. Krantz	1,700,000	425,000	1,369,865	1,451,536	14,364	50,000	1,756,998	6,767,762
Robert S. Porter	2,250,000	625,000	1,930,346	1,694,715	38,062	50,000	1,710,675	8,298,798
Michael E. Lombardozzi	2,000,000	500,000	2,065,164	2,026,881	38,559	50,000	1,771,846	8,452,450
H. Elizabeth Mitchell	2,137,500	593,750	2,301,564	1,866,829	12,304	—	2,077,442	8,989,389

Termination Without Cause or For Good Reason other than following a Change in Control

				Prorated
			Accelerated	Payment of
			Vesting of	Outstanding
			Equity Awards	Share Units	Payment
			under 2006	Awarded	of
		Prorated	Share Incentive	under	Relocation
		Payment	Plan and	Executive	Expenses
	Severance	of Annual	Predecessor	Incentive	to Home
	Payment(9)	Incentive(3)	Plan(4)	Plan(5)	Country(7)	Total

Michael D. Price	$2,250,000	$1,500,000	$5,067,643	$4,464,499	$50,000	$13,332,142
James A. Krantz	850,000	—	765,800	1,451,536	—	3,067,336
Robert S. Porter	1,125,000	—	1,021,079	1,694,715	—	3,840,794
Michael E. Lombardozzi	1,000,000	—	1,021,079	2,026,881	—	4,047,960
H. Elizabeth Mitchell	1,068,750	—	893,459	1,866,829	—	3,829,038

Termination due to Death or Disability or Change in Control without Termination

			Prorated
		Accelerated	Payment of
		Vesting of	Outstanding
		Equity Awards	Share
		under	Units	Payment
		2006	Awarded	of
	Prorated	Share Incentive	under	Relocation
	Payment	Plan and	Executive	Expenses
	of Annual	Predecessor	Incentive	to Home
	Incentive(3)	Plan(4)(10)	Plan(5)	Country(7)	Total

Michael D. Price	$1,500,000	$5,067,643	$4,464,499	$50,000	$11,032,142
James A. Krantz	425,000	1,369,865	1,451,536	—	3,246,401
Robert S. Porter	625,000	1,930,346	1,694,715	—	4,250,061
Michael E. Lombardozzi	500,000	2,065,164	2,026,881	—	4,592,045
H. Elizabeth Mitchell	593,750	2,301,564	1,866,829	—	4,762,143

(1)	In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, this table does not include a lump sum cash payment equal to one year’s base salary and target bonus that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2009 and 2009 target bonus multiplied by a 200% severance multiple.

(3)	Estimate of the prorated portion of the named executive officer’s target annual incentive bonus for 2009 assuming a performance bonus multiplier of 100%. Because the performance period for annual incentive bonus awards ends on December 31, 2009, this amount represents one year’s target bonus.

(4)	Represents the value that would be realized on December 31, 2009 due to the accelerated vesting of any outstanding restricted share, option or share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, calculated using the closing price of the Common Shares on such date of $38.29 per share.

(5)	Represents the value that would be realized on December 31, 2009 from a prorated award of Common Shares, based upon the completion of the applicable portion of the performance period for each award (one, two, three or five years) and the performance of the Company as of December 31, 2009, calculated using the closing price of the Common Shares on such date of $38.29 per share.

(6)	Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2009.

(7)	Estimate of the reasonable relocation expenses (up to a maximum of $50,000 for Mr. Price) to return the named executive officer to his or her home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code.

(9)	Represents the value of 2009 earned base salary plus 2009 target bonus.

(10)	For Mr. Price, in the case of a termination due to death or disability, this amount would be reduced to $1,276,321. Pursuant to the terms of the Price Agreement, if Mr. Price’s employment is terminated on account of his death or disability, then only the unvested restricted shares that would have vested in the one-year period following his death or disability would become fully vested.

Relationship between Compensation Policies and Risk Management

We do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 21 to 33 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

A. John Hass, Chairman
Edmund R. Megna
Peter T. Pruitt

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2010 of those persons known by us to be the beneficial owners of more than 5% of our outstanding Common Shares:

	Amount and Nature
Name and Address	of Beneficial
of Beneficial Owner	Ownership		Percent of Class(5)

FMR LLC	3,882,038	(1)	8.5
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	3,656,276	(2)	8.0
75 State Street Boston, MA 02109
BlackRock, Inc.	3,643,814	(3)	8.0
40 East 52nd Street New York, NY 10022
Aronson+Johnson+Ortiz, LP	2,559,200	(4)	5.6
230 S. Broad Street, 20th Floor Philadelphia, PA 19102

(1)	In an amendment filed on February 16, 2010 to a Schedule 13G filed, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership of a total of 3,882,038 Common Shares, consisting of (i) 3,215,641 Common Shares which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees, (ii) 173,400 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 173,400 Common Shares and sole power to vote or to direct the voting of 173,400 Common Shares and (iii) 492,997 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR and bank, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 492,997 Common Shares and sole power to vote or to direct the voting of 436,097 Common Shares. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company.

(2)	In an amendment filed on February 12, 2010 to a Schedule 13G, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership of 3,656,276 Common Shares held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 2,846,173 Common Shares and shared dispositive power over 4,365,512 Common Shares.

(3)	In an amendment to Schedule 13G filed on January 29, 2010, BlackRock, Inc., which acquired Barclays Global Investors, NA, on December 1, 2009, reported sole voting power over 3,643,814 Common Shares of the Company and sole dispositive power over 3,643,814 Common Shares of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Shares of the Company. No one person’s interest in the Common Shares is more than 5% of the total outstanding Common Shares of the Company.

(4)	In a Schedule 13G filed on February 12, 2010, Aronson+Johnson+Ortiz, LP, an investment adviser, reported sole voting power over 1,742,700 Common Shares and sole dispositive power over 2,559,200 Common Shares of the Company. In the Schedule 13G, Aronson+Johnson+Ortiz, LP reported that these Common Shares are owned of record by clients of Aronson+Johnson+Ortiz, LP and that no such client is known to own more than 5% of the total outstanding Common Shares of the Company.

(5) Based on 45,770,696 outstanding Common Shares as of February 28, 2010.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2010 of each of the executive officers, directors and director nominees. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(4)

Michael E. Lombardozzi	378,450	(1)	*
Robert S. Porter	321,478	(1)	*
Michael D. Price	306,418	(1)	*
Neal J. Schmidt	284,697	(1)	*
H. Elizabeth Mitchell	214,311	(1)(2)	*
James A. Krantz	127,270	(1)	*
Kenneth A. Kurtzman	106,440	(1)	*
Dan R. Carmichael	53,180	(3)	*
H. Furlong Baldwin	48,662	(3)	*
Peter T. Pruitt	17,648	(3)	*
A. John Hass	4,826	(3)	*
Edmund R. Megna	4,076	(3)	*
James P. Slattery	2,334	(3)	*
Antony P. D. Lancaster	—		*
Christopher J. Steffen	—		*

All directors, nominees and executive officers as a group (15 persons)	1,869,790		4.0

*	Represents less than 1% of the outstanding Common Shares.

(1)	Includes unvested restricted shares as follows: Mr. Krantz: 20,000 Common Shares; Mr. Lombardozzi: 26,667 Common Shares; Ms. Mitchell: 23,334 Common Shares; Mr. Porter: 26,667 Common Shares; and Mr. Price: 132,349 Common Shares. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2010 as follows: Mr. Krantz: 59,904 Common Shares; Mr. Kurtzman: 66,730 Common Shares; Mr. Lombardozzi: 229,175 Common Shares; Ms. Mitchell: 123,846 Common Shares; Mr. Porter: 221,448 Common Shares; and Mr. Schmidt: 234,700 Common Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 28, 2010 as follows: Mr. Kurtzman: 2,281 Common Shares.

(2)	Ms. Mitchell has pledged 45,214 Common Shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(3)	Does not include nonemployee director fee share units issued to Messrs. Baldwin, Carmichael, Hass, Megna and Pruitt as more fully described under “Director Compensation.” As of February 28, 2010, the following nonemployee directors were credited with the following number of director fee share units: Mr. Baldwin: 11,887 share units; Mr. Carmichael: 16,590 share units; Mr. Hass: 5,000 share units; Mr. Megna: 3,221 share units; and Mr. Pruitt: 7,495 share units. Includes 1,769 Common Shares beneficially owned pursuant to the conversion of share units awarded to each of Messrs. Baldwin, Carmichael,

Hass, Megna, Pruitt and Slattery at the 2009 Annual General Meeting of Shareholders that are convertible into Common Shares within 60 days after February 28, 2010. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2010 as follows: Mr. Baldwin: 30,000 Common Shares.

(4)	Based on 45,770,696 outstanding Common Shares as of February 28, 2010, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 28, 2010 and share units that are convertible into Common Shares within 60 days after February 28, 2010 held by such person or group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, our directors and executive officers and any persons holding more than 10% of our Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2009. We have determined that no person who at any time during 2009 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2009. This determination was based solely upon the review by us of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to us with respect to 2009.

PROPOSAL 2 — APPROVAL OF THE AMENDED AND RESTATED BYE-LAWS

Shareholders are being asked to consider and approve the adoption of each of the eight proposals described below (Proposals 2A through 2H) to implement the Amended and Restated Bye-laws of the Company (the “Amended Bye-laws”). THE ADOPTION OF EACH OF THESE PROPOSALS IS CONDITIONED ON SHAREHOLDER APPROVAL OF ALL OF PROPOSALS 2A THROUGH 2H.

Under Section 13 of the Bermuda Companies Act 1981 (the “Companies Act”) and Bye-laws 44 and 89 of our current Bye-laws (the “Bye-laws”), any amendment of the Bye-laws requires approval by the affirmative votes of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting.

Background and Reasons for the Amendments to the Bye-laws

The Bye-laws were adopted in early 2002. Since that time, there have been several developments in the laws of Bermuda and the United States and in public company practice that involve matters covered by the Bye-laws. In 2006, the Companies Act, which is the primary corporate statute that applies to Bermuda companies, was amended by the enactment of the Companies Amendment Act 2006 (the “Amendment Act”). The Amendment Act made significant changes to the Companies Act for the benefit of Bermuda companies and their shareholders, but in many cases those benefits are not available until a company’s bye-laws explicitly provide for them. For example, the Amendment Act allows a company to hold treasury shares, but only if permitted to do so by its memorandum of association or bye-laws.

In the United States, the Sarbanes-Oxley Act of 2002 amended the federal securities laws by adding a provision requiring the audit committee of the board of directors of a public company to be directly responsible for the appointment, compensation and oversight of the work of the company’s auditors. That provision of law was also incorporated into the NYSE’s corporate governance rules. In 2007, the SEC, in an effort to take advantage of advances in communications technology, adopted a voluntary “notice and access” system under which issuers can satisfy their proxy delivery requirements by posting proxy materials on an Internet website. In addition, U.S. federal income tax practice as it relates to the insurance and reinsurance industry in Bermuda has evolved with the significant growth in the industry in the last several years, and has resulted in a more flexible and less formulaic approach to mitigating tax risks to U.S. shareholders of Bermuda insurance and reinsurance companies.

We also considered the organization and clarity of the Bye-laws. The Bye-laws deal with certain subjects, such as dividends, shareholder voting and powers of the Board, in several different provisions, and we believe that the Bye-laws could be improved by consolidating provisions relating to each subject.

In light of the foregoing, the Board unanimously determined, at its meeting held on February 22, 2010, that it was in the best interests of our shareholders to amend and restate the Bye-laws, and the Board approved, and recommended that shareholders approve, such amendment and restatement.

Shareholders will vote separately on each of the eight proposals described below (Proposals 2A through 2H) to amend and restate the Bye-laws. Each of the eight proposals is conditioned on shareholder approval of all of the proposals. Failure to approve any of them will lead to none of the proposals being adopted and the Bye-laws will remain in effect without change. The Amended Bye-laws are set forth in Appendix A to this proxy statement. Shareholders are urged to carefully review Appendix A.

PROPOSAL 2A — ENHANCED RESTRICTIONS TO MITIGATE THE RISK OF
ATTRIBUTION OF INCOME TO U.S. SHAREHOLDERS UNDER THE INTERNAL REVENUE CODE

The Bye-laws currently provide for (i) mandatory restrictions on the issuance, repurchase and transfer of shares that limit to less than 10% the direct and beneficial ownership of our shares by any person other than The Travelers Companies, Inc., formerly known as The St. Paul Companies, Inc. (“St. Paul”), RenaissanceRe Holdings Ltd. (“RenRe”) or their affiliates and (ii) a formulaic limitation on voting rights held by direct or beneficial owners of Common Shares to less than 10%. We also have a unilateral right to repurchase our shares from shareholders if the Board determines that such share ownership may result in adverse tax, legal or regulatory consequences. The primary purpose of those Bye-law provisions is to mitigate the risk of a direct or indirect U.S. shareholder having current income inclusions pursuant to the application of the controlled foreign corporation rules under the Internal Revenue Code.

The Amended Bye-laws contain certain enhancements to the Bye-laws to provide a less formulaic and more conservative approach to the mitigation of the income attribution risk to our direct and indirect U.S. shareholders. Voting power would be limited in the Amended Bye-laws to less than 9.5% instead of less than 10%. As the statutory triggering amount for income inclusions is 10%, the reduction to 9.5% provides an increased margin of protection to shareholders. Further, in order to ensure that voting power remains at less than 9.5% at the subsidiary level, the Amended Bye-laws incorporate a voting push-up provision, whereby the votes with respect to a Company subsidiary will be pushed up for exercise by our shareholders in the unexpected event that both the voting rights are limited and we would be characterized as a controlled foreign corporation under the Internal Revenue Code before the application of the limitation on voting rights, assuming for this purpose that we ourselves had insurance income.

In addition to the current Bye-law provisions that set forth mandatory restrictions on the issuance, repurchase and transfer of shares to avoid ownership of 10% or more of our shares, the Amended Bye-laws add discretionary provisions allowing the Board to refuse to issue, repurchase or transfer shares if it determines that such action may result in non-de minimis adverse tax, legal or regulatory consequences. As St. Paul and RenRe no longer own 10% or more of our shares, their exemption from the 10% ownership prohibitions has been deleted.

A non-U.S. corporation that earns insurance income is considered a controlled foreign corporation if “10% U.S. Shareholders” own (directly, indirectly through non-U.S. entities or constructively, i.e., by application of certain constructive ownership rules of the Internal Revenue Code) more than 25% of either the total combined voting power of all classes of shares or the total value of all shares of that non-U.S. corporation. A “10% U.S. Shareholder” is a U.S. person that owns (directly, indirectly though non-U.S. entities or constructively) at least 10% of the total combined voting power of all classes of shares of a non-U.S. corporation. Thus, we would be a controlled foreign corporation for this purpose in the unexpected event that 10% U.S. Shareholders hold more than 25% of either the voting power or the total value of our shares.

Voting restriction and voting push-up provisions are common in the bye-laws of publicly-traded Bermuda reinsurance companies.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2A: ENHANCED RESTRICTIONS TO MITIGATE THE RISK OF ATTRIBUTION OF INCOME TO U.S. SHAREHOLDERS UNDER THE INTERNAL REVENUE CODE.

PROPOSAL 2A WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2B — DIRECTOR AND OFFICER LIABILITY

While the Bye-laws currently provide that we may in our discretion maintain insurance against liability incurred by directors and officers acting in those capacities, and may advance defense costs subject to repayment if any allegation of fraud or dishonesty is proved, the Amended Bye-laws follow the more customary practice of obligating us to take those steps, and, in the case of indemnification and advancement of defense costs, to do so to the fullest extent permitted by law. The Board has determined that it is important to ensure that our directors and officers are adequately protected from liability so that they can focus on the best interests of the Company, and so that we can maintain our competitiveness in attracting and keeping well qualified directors and officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2B: DIRECTOR AND OFFICER LIABILITY.

PROPOSAL 2B WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2C — JURISDICTIONAL LIMITS ON CORPORATE ACTION

The Bye-laws currently provide that Board meetings, execution of written resolutions by directors, and director and shareholder participation in meetings by means of communication facilities shall take place outside the United States and the United Kingdom, in order to avoid any determination that we are conducting business in those jurisdictions, which could result in the imposition on us of U.S. federal income tax and additional branch profits tax or U.K. corporation tax. As we are no longer a licensed reinsurer in the United Kingdom, the risk of taking those actions in the United Kingdom has decreased significantly, and thus the Amended Bye-laws omit the references to the United Kingdom from those provisions. Also, to be consistent with the restrictions on directors, the Amended Bye-laws provide that shareholder meetings and execution of written resolutions by shareholders shall take place outside the United States.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2C: JURISDICTIONAL LIMITS ON CORPORATE ACTION.

PROPOSAL 2C WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2D — DIRECTOR ACTIONS

The Bye-laws currently provide that two directors or any director and the Secretary, among others, may convene a special general meeting of shareholders, whenever in their judgment such a meeting is necessary, and may call a meeting of the Board. In order to facilitate discussion among directors and more of a consensus regarding the issues to be dealt with at such meetings, the Amended Bye-laws require that, to the extent directors are involved in such decisions, they shall act by a majority.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2D: DIRECTOR ACTIONS.

PROPOSAL 2D WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2E — CASTING OF VOTES

The Amended Bye-laws add a provision that allows a person entitled to more than one vote at a general meeting of shareholders to cast such votes in different ways. For example, some votes held by a person may be cast in favor of a particular proposal while the remaining votes held by such person may be cast against such proposal. This provision was added to provide flexibility to shareholders in casting votes when, for example, they hold shares in different capacities.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2E: CASTING OF VOTES.

PROPOSAL 2E WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2F — TRANSFER OF SHARES

The Bye-laws currently provide that the directors may refuse to register a transfer of shares for any reason and shall notify the proposed transferor and transferee within thirty days of such refusal. In order to clarify the authority of the Board, the Amended Bye-laws provide the Board with the right to refuse to register share transfers in its discretion and without assigning any reason therefor. The Amended Bye-laws provide that the Board must furnish a notice of such refusal within three months.

The Bye-laws contain several provisions requiring a written instrument for the transfer of shares. Notwithstanding these Bye-law provisions, the Companies Act allows shares to be transferred without a written instrument if transferred by an appointed agent (within the meaning of the Companies Act) or otherwise in accordance with the Companies Act. This provision was added to the Amended Bye-laws to make clear that the Companies Act’s provision is available to us and our shareholders notwithstanding the Bye-law requirement for a written instrument.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2F: TRANSFER OF SHARES.

PROPOSAL 2F WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2G — NUMBER OF DIRECTORS

The Bye-laws currently provide that the Board shall consist of not less than seven directors or such number in excess thereof as the Board may determine up to a maximum of 12 directors. Although the Board has no intention of adjusting the number of directors beyond the range set forth in the Bye-laws, the Companies Act permits more flexibility above a minimum number of two directors. To take advantage of that flexibility, the Amended Bye-laws provide that the Board shall consist of not less than two directors or such number in excess thereof as the Board may from time to time determine by resolution to be advisable and in the best interests of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2G: NUMBER OF DIRECTORS.

PROPOSAL 2G WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 2H — OTHER CHANGES TO THE BYE-LAWS

Other changes were made to the Bye-laws to include certain provisions permitted by the Companies Act and the Amendment Act, to combine separate provisions that relate to the same subject, to consolidate related provisions under separate headings, and to clarify the Bye-laws and make them easier to read. Some of these changes are described below:

•	Treasury Shares. Currently, we are required to cancel any shares that we repurchase and, as a result, those shares are not available for later reissuances. As permitted by the Amendment Act, the Amended Bye-laws would enhance our flexibility by providing that we may hold shares that we repurchase as treasury shares.

•	Responsibilities of the Audit Committee. Pursuant to its charter, the Audit Committee of the Board has been responsible for the selection of our auditors, as required by the U.S. federal securities laws and the NYSE’s corporate governance rules, subject to the approval thereof by our shareholders, as required by Bermuda law. This responsibility has been made explicit in the Amended Bye-laws.

•	Electronic Delivery of Proxy and Other Materials. As permitted by the Amendment Act and subsequent amendments to the Companies Act, the Amended Bye-laws allow us to deliver information and documents to the shareholder by posting them on a website and sending a notice to the shareholder of the availability of such information and documents on the website. This conforms with the voluntary proxy notice and access rules recently enacted by the SEC and will allow us in our discretion to offer that delivery method to our shareholders in the future.

•	Number of Authorized Shares. The Bye-laws currently identify the number of Common Shares and Preferred Shares into which our share capital is divided. As our authorized capital can be increased by resolution of the shareholders at any time, which increase would supersede the numbers appearing in the Bye-laws, the numbers have been omitted from the Amended Bye-laws to avoid confusion.

•	Officer Positions. The Bye-laws currently require the appointment of a Chief Executive Officer, Chairman, Deputy Chairman and Secretary as officers of the Company. As a result of the Amendment Act, there are no longer any specific titles required for officers except “Secretary.” Thus, the Amended Bye-laws provide that the only required Company officer is the Secretary and the Board is otherwise permitted to appoint officers in its discretion. In addition, the Amended Bye-laws give the President, if there is one, many of the same powers that are given to the positions of Chairman and Chief Executive Officer.

•	Time When Notice to Shareholders is Deemed Delivered. The Bye-laws currently provide that certain notices to shareholders shall be deemed to have been delivered at the time when the same would have been delivered in the ordinary course of transmission. In order to avoid the uncertainty of the timing of such delivery, the Amended Bye-laws provide that in all events notice will be deemed to have been delivered not later than ten days after the date on which notice is deposited, with postage prepaid, in the mail of the United States, Bermuda or any member state of the European Union.

•	Alternate Directors. Bermuda law and the Bye-laws allow each director to appoint an alternate director who has the right to attend Board meetings and vote in the absence of the appointing director. The Amended Bye-laws omit that provision. In the Board’s view, only an individual elected by the shareholders to serve as a director or appointed by the Board to fill a vacancy on the Board should be entitled to act as a director.

•	Corporate Seal. The Amendment Act conforms Bermuda law to modern practice by eliminating the requirement that share certificates, deeds and other documents be executed under seal. The Amended Bye-laws reflect that change.

The foregoing is a summary of some of the changes provided for by Proposal 2H and is qualified in its entirety by reference to the Amended Bye-laws set forth in Appendix A. Shareholders are urged to carefully review Appendix A.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2H: OTHER CHANGES TO THE BYE-LAWS.

PROPOSAL 2H WILL ONLY BE ADOPTED IF SHAREHOLDERS APPROVE EACH OF PROPOSALS 2A THROUGH 2H.

THE BOARD RECOMMENDS THE APPROVAL OF THE AMENDED BYE-LAWS BY A VOTE “FOR” THE APPROVAL OF EACH OF PROPOSALS 2A THROUGH 2H.

PROPOSAL 3 — APPROVAL OF THE 2010 SHARE INCENTIVE PLAN

The Board, upon the recommendation of the Compensation Committee, has adopted the 2010 Share Incentive Plan, subject to shareholder approval, to provide for the award of equity-based compensation to our employees, officers, directors, agents, consultants, and advisors. The 2010 Share Incentive Plan provides for the award of share options, share appreciation rights, restricted shares and share units. The Board believes that the grant of equity compensation under the 2010 Share Incentive Plan will enable us to attract and retain top talent and align the interests of participants in the 2010 Share Incentive Plan with those of our shareholders.

The 2006 Share Incentive Plan was approved by our shareholders at the 2006 Annual General Meeting of Shareholders. As of December 31, 2009, 1,173,375 Common Shares remained available for awards under the 2006 Share Incentive Plan, 2,237,759 options were outstanding with a weighted average exercise price of $31.12 per share and a weighted average term of 4.5 years, and 1,242,312 full value awards were outstanding an unvested. The Board has adopted the 2010 Share Incentive Plan to increase the number of shares available for equity incentive awards.

A total of 3,100,000 Common Shares will be reserved for issuance under the 2010 Share Incentive Plan, plus any shares that remain available under the 2006 Share Incentive Plan at the time of the Annual Meeting, which shares will be transferred to the 2010 Share Incentive Plan. The date of the Annual Meeting will be the effective date of the 2010 Share Incentive Plan assuming shareholder approval (the “Effective Date”). The 3,100,000 Common Shares would produce a fully diluted equity overhang of less than 15% of the Common Shares outstanding as of December 31, 2009, which the Board views as reasonable. In the event that shareholder approval of the 2010 Share Incentive Plan is obtained at the Annual Meeting, no awards will be granted under the 2006 Share Incentive Plan thereafter as all of the shares under the 2006 Share Incentive Plan will be transferred to the 2010 Share Incentive Plan. In the event that shareholder approval of the 2010 Share Incentive Plan is not obtained, we may continue to grant awards from the remaining Common Shares authorized for issuance under the 2006 Share Incentive Plan.

As of February 22, 2010, 48,104 Common Shares remained available for issuance under our Amended and Restated Share Unit Plan for Nonemployee Directors. On that date, the Board terminated the Amended and Restated Share Unit Plan as to future awards, and such 48,104 Common Shares are no longer available for issuance thereunder.

The following description is a summary of the principal provisions of the 2010 Share Incentive Plan and is qualified in its entirety by reference to the 2010 Share Incentive Plan, which is set forth in Appendix B to this proxy statement.

Burn Rate Commitment

In order to minimize the dilutive effect of the 2010 Share Incentive Plan on our shareholders, we have adopted a policy that limits the number of Common Shares that may be granted pursuant to awards for the three-year period beginning January 1, 2010, to an average of 2.02% of our Common Shares outstanding. For purposes of calculating the number of Common Shares granted in a year, each Common Share subject to restricted share awards or share unit awards, or paid with respect to such awards if they are subject to performance goals, will count as equivalent to 2.5 Common Shares.

Description of the 2010 Share Incentive Plan

Purpose.  The purpose of the 2010 Share Incentive Plan is to advance our interests and the interests of our shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our operations is largely dependent. The 2010 Share Incentive Plan is also intended to further align the interests of our employees, officers, directors, agents, consultants and advisors with those of our shareholders by promoting the ownership of our Common Shares by these individuals.

Reservation of Shares.  A total of 3,100,000 Common Shares are reserved for issuance under the 2010 Share Incentive Plan, plus shares remaining available under the 2006 Share Incentive Plan on the Effective Date. The maximum number of Common Shares that may be issued and sold under incentive share options granted under the 2010 Share Incentive Plan is limited to 3,100,000 Common Shares. The Common Shares issuable under the 2010 Share Incentive Plan will be made available from authorized but unissued Common Shares. Any Common Shares subject to share options or share appreciation rights will be counted against the maximum share limitations as one Common Share for every Common Share subject thereto. With respect to share appreciation rights, when a share-settled share appreciation right is exercised, the Common Shares subject to such award will be counted against the maximum share limitations as one Common Share for every Common Share subject thereto, regardless of the number of Common Shares actually issued to pay the share appreciation right upon exercise. Any Common Shares subject to restricted share awards or share unit awards will be counted against the maximum share limitations as 2.4 Common Shares for every Common Share subject thereto. Any awards under the 2010 Share Incentive Plan paid in cash will not be counted against the maximum share limitations under the 2010 Share Incentive Plan.

Return of Shares.   To the extent that any award under the 2010 Share Incentive Plan, or under the 2006 Share Incentive Plan and outstanding on the Effective Date, payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the maximum share limitations and may again be made subject to awards under the 2010 Share Incentive Plan. If any Common Shares subject to restricted share awards or share unit awards, including awards granted under the 2006 Share Incentive Plan and outstanding on the Effective Date, are not issued and cease to be issuable for the reasons described in the preceding sentence, such maximum share limitations shall be credited with 2.4 Common Shares for every Common Share subject thereto and such Common Shares may again be made subject to awards.

Adjustments.  In the event of any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar change in corporate structure affecting the Common Shares, appropriate and equitable adjustments shall be made to the number and kind of Common Shares available for grant, as well as to other maximum limitations under the 2010 Share Incentive Plan, and the number and kind of Common Shares or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant’s rights under an award.

Administration.  The 2010 Share Incentive Plan is administered by the Compensation Committee. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (i) an “independent director” under rules adopted by the NYSE, (ii) a “non-employee director” for purposes of Rule l6b-3 under the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. Subject to the limitations set forth in the 2010 Share Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, the types of awards to be granted, the time at which awards will be granted, the number of Common Shares, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. Subject to the terms of the 2010 Share Incentive Plan, the Compensation Committee shall have the authority to amend the terms of an award in any manner that is permitted by the 2010 Share Incentive Plan for the grant of an award, provided that no such action shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. The Compensation Committee will have the right, from time to time, to delegate to one or more of our officers the authority of the Compensation Committee to grant and determine the terms and conditions of awards, subject to certain limitations. Pursuant to this right, the Compensation Committee has delegated the authority to our Chief Executive Officer to grant options to our employees or prospective employees with the rank of Vice President or below in limited amounts. Any awards under the 2010 Share Incentive Plan made to nonemployee directors must be approved by the Board.

Eligibility.  Awards under the 2010 Share Incentive Plan may be granted to any of our employees, officers, directors, agents, consultants or advisors or to the employees, officers, directors, agents, consultants or advisors of any of our subsidiaries. Recipients of awards will be selected from time to time by the Compensation Committee in its sole discretion (or, in the case of nonemployee directors, by the Board).

Share Options.  Share options granted under the 2010 Share Incentive Plan may be issued as either incentive options (within the meaning of Section 422 of the Internal Revenue Code), or as nonqualified options. The exercise price of an option will be determined by the Compensation Committee, provided that the exercise price per share will not be less than the fair market value of a Common Share on the date of the grant of the option. The Compensation Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of options at any time. The maximum term of an option will be ten years from the date of grant. In the case of incentive options, for purposes of Section 422 of the Internal Revenue Code, the maximum value of Common Shares (determined at the time of grant) that may be subject to incentive options that become exercisable by an employee in any one year is limited to $100,000. Subject to adjustments as described above, the maximum number of Common Shares that may be covered under options granted under the 2010 Share Incentive Plan to any participant in any calendar year is 1,000,000 Common Shares.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or cash equivalent, (ii) in Common Shares, (iii) through an open-market broker-assisted transaction, (iv) by combination of any of the above methods, or (v) by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon death by the participant’s will or the laws of descent and distribution or, in the case of nonqualified options, to a participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933, as amended), as may be approved by the Compensation Committee in its discretion at the time of the proposed transfer. The 2010 Share Incentive Plan prohibits the cancellation, substitution or amendment of an option for the purpose of reducing the exercise price of a previously granted option, except for equitable adjustments for recapitalizations, reclassifications or other changes in our corporate structure, as described above.

Share Appreciation Rights.  A share appreciation right may be granted either in tandem with an option or without a related option. A share appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a Common Share on the date of settlement or exercise over the base price of the right, multiplied by the number of Common Shares as to which the right is being paid or exercised. The base price of a share appreciation right may not be less than the fair market value of a Common Share on the date of grant. The Compensation Committee will determine the vesting requirements and the term of exercise of each share appreciation right, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of share appreciation rights at any time. The maximum term of a share appreciation right will be ten years from the date of grant. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to share appreciation rights granted under the 2010 Share Incentive Plan to any participant during any calendar year is 1,000,000 Common Shares. Share appreciation rights may be payable in cash or in Common Shares or in a combination of both. The 2010 Share Incentive Plan prohibits the cancellation, substitution or amendment of a share appreciation right for the purpose of reducing the base price of a previously granted share appreciation right, except for equitable adjustments for recapitalizations, reclassifications or other changes in our corporate structure, as described above.

Restricted Share Awards.  A restricted share award represents Common Shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a restricted share award at any time. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a shareholder of the Company, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant; provided, however, that if dividend rights are granted with respect to an award of restricted shares that is subject to performance goals, the dividends will be accumulated or reinvested and paid at the time of vesting. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to restricted share awards granted under the 2010 Share Incentive Plan to any participant during any calendar year is 1,000,000 Common Shares.

Share Units.  An award of share units provides the participant the right to receive a payment based on the value of a Common Share. Share units may be subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a share unit award at any time. A share unit award may also be granted on a fully vested basis, with a deferred payment date. A share unit award shall become payable to a participant at the time or times determined by the Compensation Committee and set forth in the award agreement, which may be upon or following the vesting of the award. Share unit awards are payable in cash or in Common Shares or in a combination of both. Share units may also be granted together with related dividend equivalent rights; provided, however, that if dividend equivalent rights are granted with respect to an award of share units that is subject to performance goals, such dividend equivalents will be accumulated or reinvested and paid at the time of vesting. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to share unit awards granted under the 2010 Share Incentive Plan to any participant during any calendar year is 1,000,000 Common Shares.

Change In Control.  The Compensation Committee may, at or following the time of grant of an award and as set forth in an award agreement, provide for the effect of a change in control on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash payment of an award or other adjustments that the Compensation Committee considers appropriate. Unless otherwise provided by the Compensation Committee and set forth in the award agreement, upon a change in control: (i) each outstanding share option and share appreciation right, to the extent that it has not otherwise become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement; (ii) any restricted period in effect will automatically terminate as to all Common Shares awarded pursuant to a restricted share award; and (iii) each outstanding share unit award will become immediately and fully vested and payable.

Term; Amendment and Termination.  The term of the 2010 Share Incentive Plan is ten years from the date of its adoption by the Board. The 2010 Share Incentive Plan will terminate on February 21, 2020, unless earlier terminated by the Board. The Board may terminate or amend the 2010 Share Incentive Plan at any time, subject to shareholder approval under certain circumstances provided in the 2010 Share Incentive Plan. However, no termination, or amendment of the 2010 Share Incentive Plan shall adversely affect the rights of a participant under any previously granted award.

Plan Benefits

As of the record date for the Annual Meeting, approximately 68 individuals, which includes the named executive officers, were eligible to receive awards under the 2006 Share Incentive Plan. During 2009, the following awards were granted under the 2006 Share Incentive Plan: 65,682 restricted shares were granted to the named executive officers as a group (all of which were granted to Mr. Price in connection with the amendment of his employment agreement); 92,497 share units were granted to the named executive officers as a group (all of which were granted under the Executive Incentive Plan); 65,682 restricted shares were granted to all executive officers as a group (all of which were granted to Mr. Price in connection with the amendment of his employment agreement); 133,337 share units were granted to all executive officers as a group (112,917 of which were granted under the Executive Incentive Plan); no restricted shares were granted to all other employees as a group; and 126,702 share units were granted to all other employees as a group (6,545 of which were granted under the Executive Incentive Plan). During 2009, 10,614 share units were granted under the 2006 Share Incentive Plan to our nonemployee directors as a group. Share units awarded under the Executive Incentive Plan could result in a maximum payment of up to twice as many Common Shares upon completion of the performance cycle depending our performance during the performance cycle.

As of February 25, 2010, the closing price on the NYSE of our Common Shares was $37.49 per share.

U.S. Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences of awards under the 2010 Share Incentive Plan to participants who are subject to United States tax. The tax consequences of the 2010 Share Incentive Plan to the Company and participants in other jurisdictions is not summarized below.

Share Options.  An optionee will not generally recognize taxable income upon the grant of a nonqualified share option to purchase Common Shares. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the Common Shares over the exercise price. The tax basis of the Common Shares in the hands of the optionee will equal the exercise price paid for the Common Shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the Common Shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the Common Shares will recognize capital gain or loss measured by the difference between the tax basis of the Common Shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive share option to purchase Common Shares and will not generally recognize income upon exercise of the option, provided the optionee is our employee or an employee of one of our subsidiaries at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive share option sells the Common Shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sale price and the exercise price. An optionee who sells the Common Shares before the expiration of this holding period within two years will generally recognize ordinary income upon the sale, and we will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards.  The current United States federal income tax consequences of other awards authorized under the 2010 Share Incentive Plan are generally in accordance with the following: (i) share appreciation rights are generally subject to ordinary income tax at the time of exercise; (ii) restricted Common Shares are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and (iii) share units are generally subject to ordinary income tax at the time of payment. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m).  Compensation of persons who are our “covered employees” and whose compensation is otherwise deductible in the United States is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing us the full federal tax deduction otherwise permitted for such compensation. If approved by our shareholders, the 2010 Share Incentive Plan will enable the Compensation Committee to grant share options and share appreciation rights that will be exempt from the deduction limits of Section 162(m). Share units and restricted shares may be exempt under Section 162(m) when issued in combination with the Section 162(m) Performance Incentive Plan.

Equity Based Compensation Information

The following table summarizes information as of December 31, 2009 relating to our equity based compensation plans pursuant to which grants of options, restricted shares, share appreciation rights, share units or other rights to acquire shares may be granted from time to time.

(c)
	(a)	(b)	Number of Securities
	Number of	Weighted	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued upon	Price of	under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(excluding securities
	Options, Warrants	Warrants and	reflected in column
Plan Category	and Rights(2)	Rights(3)	(a))

Equity compensation plans approved by security holders(1)	3,251,054	$31.12	1,221,479
Equity compensation plans not approved by security holders	—	—	—

Total	3,251,054	$31.12	1,221,479

(1)	These plans consist of the 2002 Share Incentive Plan, which was approved by our shareholders at the 2004 Annual General Meeting of Shareholders; the 2006 Share Incentive Plan, which was approved by our shareholders at the 2006 Annual General Meeting of Shareholders; and the Share Unit Plan for Nonemployee Directors, which was approved by our sole shareholder prior to our initial public offering in 2002. The 2006 Share Incentive Plan replaced the 2002 Share Incentive Plan and no shares remain available under the 2002 Share Incentive Plan.

(2)	Column (a) includes outstanding options and share units and excludes the performance-based awards made pursuant to the Executive Incentive Plan for the 2005-2009 performance cycle. Share units awarded pursuant to the Executive Incentive Plan are reflected at the maximum potential payout. In addition, a total of 229,017 unvested restricted shares are excluded from column (a) as those shares are considered issued at the time of grant. Unvested restricted shares are also excluded from column (c) as they are no longer available for future issuance.

(3)	Share units are excluded from column (b) as there is no consideration due upon vesting of these awards.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 SHARE INCENTIVE PLAN.

PROPOSAL 4 — RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE
GOALS UNDER THE COMPANY’S SECTION 162(m) PERFORMANCE INCENTIVE PLAN

Shareholders are being asked to consider and re-approve the material terms of the performance goals under the Section 162(m) Performance Incentive Plan so that compensation payable under the Section 162(m) Performance Incentive Plan to certain executive officers is tax deductible under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code imposes a limitation of $1 million per year on the U.S. corporate income tax deduction for compensation paid to our named executive officers that are employees of one of our U.S. subsidiaries. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” To enable us to provide compensation that meets those requirements and thus would be deductible by our U.S. subsidiaries, the Board adopted the Section 162(m) Performance Incentive Plan, and the Section 162(m) Performance Incentive Plan was approved by shareholders, in 2003. To continue to satisfy those requirements, the material terms of the performance goals under the Section 162(m) Performance Incentive Plan generally must be re-approved by shareholders every five years.

The material terms of the performance goals that shareholders are being asked to re-approve include the employees eligible to participate in the Section 162(m) Performance Incentive Plan, the performance criteria upon which the performance goals may be based and the maximum amount payable if the performance goals are met. These terms are described below under “Description of the Section 162(m) Performance Incentive Plan.”

Of our current named executive officers, only Ms. Mitchell is employed by one of our U.S. subsidiaries. If shareholder re-approval of the material terms of the performance goals under the Section 162(m) Performance Incentive Plan is not obtained, it is unlikely that we will continue to utilize the Section 162(m) Performance Incentive Plan for incentive compensation awards. The Section 162(m) Performance Incentive Plan does not represent the sole means by which we may provide incentive compensation to our executive officers and other employees. If the material terms of the performance goals are re-approved, the Compensation Committee nevertheless retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our U.S. subsidiaries under Section 162(m).

The following description is a summary of the principal provisions of the Section 162(m) Performance Incentive Plan and is qualified in its entirety by reference to the Section 162(m) Performance Incentive Plan, which is set forth in Appendix C to this proxy statement.

Description of the Section 162(m) Performance Incentive Plan

Purpose.  The purpose of the Section 162(m) Performance Incentive Plan is to provide a means of determining incentive compensation for certain of our executive officers in a manner that qualifies as “performance-based compensation” within the meaning of Section 162(m). The Section 162(m) Performance Incentive Plan will be coordinated with our incentive compensation plans for executive officers who are not covered by Section 162(m) to provide for a consistent means of determining incentive compensation for the senior management.

Administration.  The Section 162(m) Performance Incentive Plan provides that it shall be administered by the Compensation Committee (or other committee designated the Board) or subcommittee thereof which must consist solely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m). The Compensation Committee, which administers the Section 162(m) Performance Incentive Plan, may delegate to any appropriate officer or employee responsibility for certain ministerial functions (but not the exercise of discretion) under the Section 162(m) Performance Incentive Plan.

Eligibility.  Eligibility to participate in the Section 162(m) Performance Incentive Plan is limited to our executive officers who are or may become “covered employees” under Section 162(m) (which are generally our named executive officers), in the determination of the Compensation Committee. Eligible employees who are designated by the Compensation Committee will become participants under the Section 162(m) Performance Incentive Plan.

Awards.  The Section 162(m) Performance Incentive Plan permits the grant of both short-term (annual) incentive awards and long-term incentive awards. Awards may be denominated by reference to a cash amount (a “Cash-Based Award”) or by reference to a number of Common Shares, including restricted shares or share units (a “Share-Based Award”). A participant’s right to payment of an award is contingent upon the achievement of pre-established performance goals relating to objective performance criteria established by the Compensation Committee for the performance period of the award. The performance period for an award will be determined by the Compensation Committee, but will be no longer than five years. A participant may receive an award with respect to more than one performance period under the Section 162(m) Performance Incentive Plan, which periods may be overlapping.

Maximum Awards.  The maximum amount that may become payable to any one participant during any one calendar year under all Cash-Based Awards is limited to $3,000,000. The maximum number of Common Shares and/or share units that may be subject to all Share-Based Awards granted to any one participant during any one calendar year is limited under the Section 162(m) Performance Incentive Plan to 100,000 shares or share units or a combination thereof.

Performance Criteria.  The performance criteria upon which the performance goals may be based are one or any combination of the following, for us or any of our identified subsidiaries or business units, as determined by the Compensation Committee: net income, earnings per share, operating income, book value per share, return on equity, stock price performance, cash flow and/or underwriting gain or loss. These criteria will be measured in accordance with accounting principles generally accepted in the United States, Statutory Accounting Principles (as defined in the Section 162(m) Performance Incentive Plan), if applicable, or such other objective measure as established by the Compensation Committee at the time of the award.

Performance Goals.  For each award granted under the Section 162(m) Performance Incentive Plan, before the 90th day of the performance period, the Compensation Committee will determine the type of award, the duration of the performance period, the performance criteria, the applicable performance goals relating to the performance criteria, and the amount and terms of payment to be made upon achievement of the performance goals. The performance goals may be applied on an absolute or relative basis to an identified index or peer group, as specified by the Compensation Committee. The performance goals must be objective and preclude the use of discretion to increase the amount of an award. The performance goals may be applied by the Compensation Committee after excluding charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as determined in accordance with accounting principles generally accepted in the United States or Statutory Accounting Principles, if applicable, provided the adjustments are specified at the time the award is established.

Payment of Awards.  Following the completion of a performance period for an award, the Compensation Committee will certify in writing the degree of achievement of the performance goals. The amount payable to a participant under any award upon the achievement of the performance goals may be decreased, but may not be increased, in the discretion of the Compensation Committee, based on such factors as it may consider appropriate. An award may be paid out in any combination of cash or Common Shares, including restricted shares or share units, in the discretion of the Compensation Committee. Payment of awards may be deferred or subject to such additional requirements as the Compensation Committee may determine. Any Common Shares that become payable under an award shall be paid from the shares previously authorized under the 2006 Share Incentive Plan or any successor plan, and shall be subject to the terms and conditions of such plan.

Plan Amendment.  The Section 162(m) Performance Incentive Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board, provided that no such action shall adversely affect the rights of a participant with respect to outstanding awards. A plan amendment will be subject to shareholder approval if necessary to satisfy the requirements of Section 162(m).

Plan Benefits

Because this proposal relates only to re-approval of the material terms of the performance goals under the Section 162(m) Performance Incentive Plan, such re-approval will not result in any new benefits being provided to participants in the Section 162(m) Performance Incentive Plan. The Compensation Committee will use its discretion in selecting the participants under the Section 162(m) Performance Incentive Plan and the particular performance goals applicable to those participants. Therefore, the benefits or amounts to be received by particular individuals in the future under the Section 162(m) Performance Incentive Plan cannot be determined at this time.

U.S. Federal Income Tax Consequences

Under current U.S. federal income tax law, Cash-Based Awards or Share-Based Awards under that Section 162(m) Performance Incentive Plan that are payable in cash are generally subject to ordinary income tax at the time of payment. Share-Based Awards under the Section 162(m) Performance Incentive Plan that are payable in Common Shares are generally subject to ordinary income tax at the time any restrictions lapse, unless the participant elects to accelerate recognition as of the date of grant. Assuming re-approval of the material terms of the performance goals under the Section 162(m) Performance Incentive Plan is obtained, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income in respect of awards under the Section 162(m) Performance Incentive Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE SECTION 162(m) PERFORMANCE INCENTIVE PLAN.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Slattery is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2009 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG, a Bermuda partnership (“KPMG Bermuda”), the Company’s independent registered public accounting firm for the 2009 fiscal year. The Audit Committee has also discussed with KPMG Bermuda the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG Bermuda the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2009 and for the year then ended;

any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG Bermuda; and any material written communications between KPMG Bermuda and management.

KPMG Bermuda provided a report to the Audit Committee describing KPMG Bermuda’s internal quality-control procedures and related matters. KPMG Bermuda also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG Bermuda its independence. When considering KPMG Bermuda’s independence, the Audit Committee considered, among other matters, whether KPMG Bermuda’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG Bermuda.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG Bermuda referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2009 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year.

James P. Slattery, Chairman
H. Furlong Baldwin
Dan R. Carmichael
A. John Hass

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 5 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE 2010 FISCAL YEAR

The Audit Committee has nominated KPMG Bermuda to serve as our independent registered public accounting firm for the 2010 fiscal year. In accordance with Bermuda law, our shareholders have the authority to approve the Audit Committee’s nomination of our independent registered public accounting firm. A proposal will be submitted to shareholders at the Annual Meeting for approval of the nomination of KPMG Bermuda. A representative of KPMG Bermuda is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

Change in Independent Registered Public Accounting Firm

KPMG LLP, a U.S. limited liability partnership (“KPMG US”) served as our independent registered public accounting firm from our formation in 2002 through the 2008 fiscal year. Although there were no disagreements between KPMG US and the Company, as described in more detail below, the Audit Committee, at its meeting held on February 23, 2009, determined that we would be better served by the geographical proximity of KPMG Bermuda, which was expected to facilitate interaction between our management and our independent registered public accounting firm.

The nomination of KPMG Bermuda was approved by shareholders at the 2009 Annual Meeting and, as of the date of the 2009 Annual Meeting, the engagement of KPMG US was terminated and KPMG US was dismissed as our independent registered public accounting firm. KPMG Bermuda was engaged as our independent registered public accounting firm as of the day after the date of the 2009 Annual Meeting.

The audit reports of KPMG US on our consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG US on the effectiveness of internal control over financial reporting as of December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s determination not to renominate KPMG US, (1) there were no disagreements between the Company and KPMG US on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG US, would have caused KPMG US to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements of the Company, and (2) there were no “reportable events” involving the Company within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

We have not, nor has anyone on our behalf, consulted KPMG Bermuda during the fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s nomination of KPMG Bermuda on February 23, 2009 regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, or (2) any matter that was either the subject of a disagreement or a “reportable event” as described in the preceding paragraph. Further, no written report or oral advice was provided by KPMG Bermuda to us that KPMG Bermuda concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue.

We provided KPMG US and KPMG Bermuda with a copy of the foregoing disclosure and each has stated in response that it agrees with such disclosure in all respects.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG Bermuda and its affiliates for services rendered for the year ended December 31, 2009 and the aggregate fees billed by KPMG US and its affiliates for services rendered for the year ended December 31, 2008:

	2009	2008

Audit fees(1)	$1,350,000	$1,541,000
Audit-related fees(2)	40,416	51,680
Tax fees	0	0
All other fees	0	0

Total	$1,390,416	$1,592,680

(1)	The amount shown for “Audit fees” for 2009 represents fees for professional services rendered by KPMG Bermuda and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting for 2009; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and (c) statutory audits for our insurance subsidiaries. The amount shown for “Audit fees” for 2008 represents fees for professional services rendered by KPMG US and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting for 2008; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and (c) statutory audits for our insurance subsidiaries.

(2)	The amounts shown for “Audit-related fees” for 2009 and 2008 represent professional services and consultation in relation to review of certain accounting and auditing information.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing our relationship with our independent registered public accounting firm. Subject to approval by our shareholders as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the remuneration and oversee the performance of our independent registered public accounting firm. The Audit Committee has considered whether the provision by our independent registered public accounting firm of non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm. It is our policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF KPMG BERMUDA AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that may properly be considered at the Annual Meeting other than that referred to above. As to other business, if any, that may properly come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2011 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2011 Annual General Meeting of Shareholders must be received by us no later than the close of business on November 29, 2010 in order for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2011 Annual General Meeting of Shareholders does not notify us of such a proposal on or before February 12, 2011, then proxies received by us for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 29, 2010

APPENDIX A

AMENDED AND RESTATED
BYE-LAWS
OF
PLATINUM UNDERWRITERS HOLDINGS, LTD.

(as adopted by the Members on           , 2010)

INTERPRETATION
1.	Definitions
SHARES
2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Prohibition on Financial Assistance
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares
REGISTRATION OF SHARES
10.	Register of Members
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares
ALTERATION OF SHARE CAPITAL
14.	Power to Alter Capital
15.	Variation of Rights Attaching to Shares
DIVIDENDS AND CAPITALISATION
16.	Dividends
17.	Power to Set Aside Profits
18.	Method of Payment
19.	Capitalisation
MEETINGS OF MEMBERS
20.	Annual General Meetings
21.	Special General Meetings
22.	Requisitioned General Meetings
23.	Notice
24.	Giving Notice and Access
25.	Postponement of General Meeting
26.	Electronic Participation in Meetings
27.	Quorum at General Meetings
28.	Chairman to Preside at General Meetings
29.	Voting on Resolutions
30.	Power to Demand a Vote on a Poll
31.	Voting by Joint Holders of Shares
32.	Votes of Members — General
33.	Adjustment of Voting Power
34.	Other Adjustments of Voting Power
35.	Professional Assistance
36.	Board Determination Binding
37.	Requirement of Members to Provide Information and Notice
38.	Instrument of Proxy
39.	Representation of Corporate Member
40.	Adjournment of General Meeting
41.	Written Resolutions
42.	Directors’ Attendance at General Meetings
CERTAIN SUBSIDIARIES
43.	Voting of Certain Subsidiary Shares
44.	Bye-laws or Articles of Association of Certain Subsidiaries
DIRECTORS AND OFFICERS
45.	Election of Directors
46.	Number of Directors
47.	Term of Office of Directors
48.	Removal of Directors
49.	Vacancy in the Office of Director
50.	Remuneration of Directors
51.	Defect in Appointment
52.	Directors to Manage Business
53.	Powers of the Board of Directors
54.	Register of Directors and Officers
55.	Appointment of Officers
56.	Appointment of Secretary
57.	Duties of Officers
58.	Remuneration of Officers
59.	Conflicts of Interest
60.	Indemnification and Exculpation of Directors and Officers
MEETINGS OF THE BOARD OF DIRECTORS
61.	Board Meetings
62.	Notice of Board Meetings
63.	Electronic Participation in Meetings
64.	Quorum at Board Meetings
65.	Board to Continue in the Event of Vacancy
66.	Chairman to Preside at Board Meetings
67.	Written Resolutions
68.	Validity of Prior Acts of the Board
CORPORATE RECORDS
69.	Minutes
70.	Place Where Corporate Records Kept
71.	Form and Use of Seal
ACCOUNTS
72.	Books of Account
73.	Financial Year End
AUDITS
74.	Annual Audit
75.	Appointment of Auditor
76.	Remuneration of Auditor
77.	Duties of Auditor
78.	Access to Records
79.	Financial Statements
80.	Distribution of Auditor’s Report
81.	Vacancy in the Office of Auditor
VOLUNTARY WINDING UP AND DISSOLUTION
82.	Winding Up
CHANGES TO CONSTITUTION
83.	Changes to Bye-laws
84.	Changes to the Memorandum of Association
85.	Discontinuance

Platinum Underwriters Holdings, Ltd.	Page A-1

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

Attribution Percentage	with respect to a Member, the percentage of the Member’s shares that are treated as Controlled Shares of a Tentative 9.5% Member;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

business day	any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda are authorized or obligated by law or executive order to close;

these Bye-laws	these Amended and Restated Bye-laws as adopted by the Members on , 2010;

Code	the United States Internal Revenue Code of 1986, as amended from time to time;

Common Shares	the common shares, par value U.S. $0.01 per share, of the Company, and includes a fraction of a Common Share;

Company	the company for which these Bye-laws are approved and confirmed;

Confidential Information	any information provided by any Member to the Company pursuant to Bye-law 37 or for purposes of making the analysis required by Bye-laws 33 and 34;

Controlled Shares	all shares of the Company (i) directly owned, (ii) directly, indirectly or constructively owned by a U.S. Person as determined pursuant to sections 957 and 958 of the Code and the Treasury Regulations promulgated thereunder or (iii) beneficially owned directly or indirectly within the meaning of section 13(d)(3) of the Exchange Act;

Director	a director of the Company;

Platinum Underwriters Holdings, Ltd.	Page A-2

Exchange Act	the United States Securities Exchange Act of 1934 as amended from time to time or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

Fair Market Value	with respect to a repurchase of any shares of the Company in accordance with these Bye-laws, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded (or quoted), or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by an independent nationally recognized investment banking firm chosen by the Company and reasonably satisfactory to the Member whose shares are to be so repurchased by the Company; provided, that the calculation of the Fair Market Value of the shares made by such investment banking firm shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and the fees and expenses stemming from such calculation shall be borne by the Company;

indirect	when referring to a holder or owner of shares, unless otherwise specified, ownership of shares within the meaning of section 958(a)(2) of the Code;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

9.5% Member	any person whose Controlled Shares constitute nine and one-half percent (9.5%) or more of the voting power of all issued shares of the Company

Platinum Underwriters Holdings, Ltd.	Page A-3

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Preferred Shares	the preferred shares, par value U.S. $0.01 per share, of the Company, and includes a fraction of a Preferred Share;

Register of Directors and Officers	the register of Directors and Officers referred to in these Bye-laws;

Register of Members	the register of Members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

shares	shares of any class of shares in the capital of the Company, and includes a fraction of a share;

subsidiary	a company more than fifty percent (50%) of the voting power of which is owned, directly or indirectly, by the Company and/or one or more of its subsidiaries;

10% Member	a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. Persons, pursuant to sections 957 and 958 of the Code and the Treasury Regulations promulgated thereunder or (iii) beneficially, directly or indirectly within the meaning of section 13(d)(3) of the Exchange Act, shares of the Company representing ten percent (10%) or more of the total combined voting rights attaching to the issued shares;

Tentative 9.5% Member	a person that, but for adjustments or restrictions on exercise of the voting power of shares pursuant to Bye-law 33, would be a 9.5% Member;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

U.S. Person	(i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership that is, as to the United States, a domestic corporation or partnership, (iii) an estate that is subject to United States federal income tax on its income, regardless of its source, (iv) a U.S. Trust, or (v) any person that is treated as one of the foregoing for U.S. federal income tax purposes; and

Platinum Underwriters Holdings, Ltd.	Page A-4

U.S. Trust	any trust (A) if and only if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a domestic trust under applicable U.S. Treasury regulations.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

(e)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Board may determine. Further, the Board may create and issue shares of a new class or of any existing class of shares and the Board may generally exercise the powers of the Company set out in Sections 45(1)(b), (c), (d) and (e) of the Act, without the need of any approval of the Members as might otherwise be required by such Sections of the Act. The Board may also issue options, warrants or other rights to purchase or acquire shares or, subject to Section 43 of the Act, securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issue of shares or options or rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine. The Board may create and issue shares including, but not limited to, series of preferred shares (which may or may not be separate classes of preferred shares), at such times, for such consideration and on such terms and conditions, with similar or different rights or restrictions as any other series (or class) and to establish from time to time the number of preferred shares to be included in each such series (or class), and to fix the designation, powers, preferences, voting rights, dividend rights, repurchase provisions, and other rights, qualifications, limitations or restrictions thereof, as it may determine.

Platinum Underwriters Holdings, Ltd.	Page A-5

2.2	Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.3	Notwithstanding the foregoing or any other provision of these Bye-laws, the Company (i) may not issue any shares in a manner that the Board determines in its sole discretion may result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares and (ii) shall not issue any shares in a manner that the Board determines in its sole discretion may result in any person becoming a 10% Member.

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit, including if the Board determines in its sole discretion that the purchase or acquisition may avoid (i) a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or (ii) a person becoming a 10% Member. Notwithstanding the foregoing or any other provision of these Bye-laws, any such purchase or acquisition (i) may not be made if the Board determines in its sole discretion that the purchase or acquisition may result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares and (ii) shall not be made if the Board determines in its sole discretion that the purchase or acquisition may result in any person becoming a 10% Member.

3.2	Subject to the Act and the other provisions of these Bye-laws, if the Board in its sole discretion determines that share ownership by any Member may result in (i) a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or (ii) a person becoming a 10% Member, the Company will have the option, but not the obligation, to repurchase all or part of the shares held by such Member for an amount equal to the Fair Market Value of such shares on the date the Company sends the Repurchase Notice referred to below (the “Repurchase Price”); provided, that the Board will use its best efforts to exercise this option equally among similarly situated Members (to the extent possible under the circumstances). Each Member shall be bound by the determination by the Company to repurchase such Member’s shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell. The Company shall provide to each Member from whom the Company determines to repurchase shares a written notice of such determination (a “Repurchase Notice”) at least seven (7) calendar days prior to such repurchase or such shorter period as each such Member may authorize, specifying the date on which any such shares are to be repurchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it pays for the shares. The Company shall not be obligated to give general notice to the Members of any intention to repurchase or the conclusion of any repurchase of shares. Payment of the Repurchase Price by the Company shall be made in cash, by wire transfer of immediately available funds, at a closing to be held no less than seven (7) calendar days after receipt of the Repurchase Notice by the Member.

3.3	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1	The share capital of the Company shall be divided into Common Shares and Preferred Shares.

4.2	The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)	be entitled to one vote per Common Share (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-laws 33 and 34);

(b)	be entitled to such dividends as the Board may from time to time declare;

Platinum Underwriters Holdings, Ltd.	Page A-6

(c)	in the event of a liquidation, winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Shares; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3	The Board is authorised, subject to limitations prescribed by law, to issue the Preferred Shares in series, to establish from time to time the number of Preferred Shares to be included in each such series, and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The terms of any series of Preferred Shares shall be set forth in a certificate of designations in the minutes of the Board. The authority of the Board with respect to each series of Preferred Shares shall include, but not be limited to, determination of the following:

(a)	the number of Preferred Shares constituting that series and the distinctive designation of that series;

(b)	the rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of shares or any other series of the Preferred Shares;

(c)	whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-laws 33 and 34);

(d)	whether the Preferred Shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e)	whether the Preferred Shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including, without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f)	the amounts, if any, payable upon the Preferred Shares in the event of voluntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

(g)	the amounts, if any, payable upon the Preferred Shares in the event of involuntary liquidation, dissolution or winding up of the Company in preference to shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

(h)	sinking fund provisions, if any, for the redemption or purchase of the Preferred Shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(i)	any other relative rights, preferences, limitations and powers of that series.

4.4	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

Platinum Underwriters Holdings, Ltd.	Page A-7

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.3	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

6.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any person of any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted under the Act.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
• (the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 200[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 200[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [  ] day of [  ], 200[  ]

[Signature of Secretary] By Order of the Board

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

7.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture,

Platinum Underwriters Holdings, Ltd.	Page A-8

together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate bearing the signature (or a facsimile thereof) of a Director or an Officer or the Secretary or a person authorised by the Board to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

8.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

10.2	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

11.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.	Transfer of Registered Shares

Platinum Underwriters Holdings, Ltd.	Page A-9

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares
• (the “Company”)

FOR VALUE RECEIVED................. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its sole discretion and without assigning any reason therefor refuse to register the transfer of a share. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal. Without limiting the generality of the foregoing, the Board (i) may in its sole discretion refuse to register any transfer of shares if it appears to the Board that any non-de minimis adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares would result from such transfer and (ii) shall refuse to register any transfer of shares if it appears to the Board that any person would become a 10% Member as a result of such transfer. A person who purchases shares as to which a registration of transfer is refused will be permitted to dispose of such shares, and the transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been registered.

12.6	Notwithstanding anything to the contrary in these Bye-laws, shares may be transferred without a written instrument if transferred by an appointed agent (within the meaning of the Act) or otherwise in accordance with the Act.

13.	Transmission of Registered Shares

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13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its sole discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
• (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to refuse to register the transfer as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

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ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

14.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons holding or representing by proxy at least one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33-37 (inclusive), determines in its sole discretion that any non-de minimis adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares may result from such variation.

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Bye-laws and in accordance with the Act, and subject to any rights or restrictions for the time being lawfully attached to any class or series of shares, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

16.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.4	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.	Method of Payment

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18.1	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation

19.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.	Annual General Meetings

The annual general meeting shall be held in each year (other than the year of incorporation) at such time and place (other than the United States) as the Chairman, the Chief Executive Officer, the President or a majority of the Directors shall determine.

21.	Special General Meetings

The Chairman, the Chief Executive Officer, the President or a majority of the Directors may convene a special general meeting whenever in their judgment such a meeting is necessary, provided that any such meeting shall be held outside the United States.

22.	Requisitioned General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

23.	Notice

23.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

23.2	At least five days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

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23.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice and Access

24.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person; or

(b)	by sending it by post or courier to such Member’s address in the Register of Members; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or

(d)	in accordance with Bye-law 24.4.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice (save for one delivered in accordance with Bye-law 24.4) shall be deemed to have been delivered at the time when the same would be delivered in the ordinary course of transmission, but in all events such notice shall be deemed to have been delivered not later than ten (10) days after the date on which such notice is deposited, with postage prepaid, in the mail of the United States, Bermuda or any member state of the European Union. In proving such delivery, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier, or transmitted by electronic means.

24.4	Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, the Board may deliver such information or documents by sending a notice to the Member in accordance with Bye-law 24.1 of the availability of such information or documents on a website and including in such notice the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

24.5	In the case of information or documents delivered in accordance with Bye-law 24.4, delivery shall be deemed to have been made upon the later of (i) the date that the Member is notified in accordance with that Bye-law; and (ii) the date that the information or document is published on the website.

25.	Postponement of General Meeting

The Secretary may postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Bye-laws.

26.	Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic or electronic means from anywhere in the world (other than the United States) as permit all persons participating in the meeting to communicate

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with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings

27.1	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company at the commencement of the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the Chief Executive Officer, if there be one, and if not the President, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class or series of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each share carrying the right to vote of which such person is the holder or for which such person holds a proxy (subject to any adjustments or eliminations of voting power of any share pursuant to Bye-laws 33 and 34).

29.4	In the event that a Member participates in a general meeting by telephonic or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote or votes on a show of hands.

29.5	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.6	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll

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30.1	Notwithstanding the foregoing, at any general meeting a poll may be demanded on a resolution put to the vote at the meeting by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy and holding between them voting shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such voting shares.

30.2	Where a poll is demanded, the vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephonic or electronic means, in such manner as the chairman of the meeting may direct, and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

30.4	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephonic or electronic means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with the chairman’s directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Votes of Members – General

Subject to the provisions of Bye-laws 33 and 34 below, and subject to any rights or restrictions for the time being attached to any class or series of shares, every Member shall have one vote for each share carrying the right to vote on the matter in question of which he is the holder. Notwithstanding any other provisions of these Bye-laws, all determinations in these Bye-laws that are made by or subject to a vote or approval of Members shall be based upon the voting power of such Members’ shares as determined pursuant to Bye-laws 33 and 34.

33.	Adjustment of Voting Power

33.1	The voting power of all shares is hereby adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there is no 9.5% Member. The Board shall implement the foregoing in the manner provided herein; provided, however, that the foregoing provision and the remainder of this

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Bye-law 33 shall not apply in the event that one Member owns greater than 75% of the voting power of the issued shares of the Company determined without applying the voting power adjustments or eliminations under this Bye-law 33.

33.2	The Board shall from time to time, including prior to any time at which a vote of Members is taken, take all reasonable steps, including those specified in Bye-law 37, through communications with Members or otherwise, necessary to ascertain whether there exists, or will exist at the time any vote of Members is taken, a Tentative 9.5% Member.

33.3	In the event that a Tentative 9.5% Member exists, the aggregate votes conferred by shares held by a Member and treated as Controlled Shares of that Tentative 9.5% Member shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% Member will constitute less than 9.5% of the voting power of all issued and outstanding shares. In applying the previous sentence where shares held by more than one Member are treated as Controlled Shares of such Tentative 9.5% Member, the reduction in votes shall apply to such Members in descending order according to their respective Attribution Percentages, provided that, in the event of a tie, the reduction shall apply pro rata to such Members. The votes of Members owning no shares treated as Controlled Shares of any Tentative 9.5% Member shall, in the aggregate, be increased by the same number of votes subject to reduction as described above; provided, however, that no shares shall be conferred votes to the extent that doing so will cause any person to be treated as a 9.5% Member. Such increase shall be apportioned to all such Members in proportion to their voting power at that time, provided that such increase shall be limited to the extent necessary to avoid causing any person to be a 9.5% Member. The adjustments of voting power described in this Bye-law 33 shall apply repeatedly until there is no 9.5% Member. The Board of Directors may deviate from any of the principles described in this Bye-law 33 and determine that shares held by a Member shall carry different voting rights as it determines appropriate (i) to avoid the existence of any 9.5% Member or (ii) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares. For the avoidance of doubt, in applying the provisions of Bye-laws 33 and 34, a share may carry a fraction of a vote.

34.	Other Adjustments of Voting Power

In addition to the provisions of Bye-law 33, a share shall not carry a right to vote to the extent that the Board of Directors determines that it is necessary that such share should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares, provided that no adjustment pursuant to this sentence shall cause any person to become a 9.5% Member.

35.	Professional Assistance

Prior to the meeting at which Members shall vote on any matter (or prior to any vote in the case of notification to Members specified in item (iii) of this Bye-law 35), the Board may, in its sole discretion, (i) retain the services of an internationally recognized accounting firm or other organization with comparable professional capabilities in order to assist the Company in applying the principles of Bye-laws 33 and 34 and (ii) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to Bye-laws 33 and 34, and (iii) notify in writing or orally each Member of the voting power conferred by its shares determined in accordance with Bye-laws 33 and 34. For the avoidance of doubt, any failure by the Board to take any of the actions described in this Bye-law 35 shall not invalidate any votes cast or the proceedings at the meeting.

36.	Board Determination Binding

Any determination by the Board as to any adjustments or eliminations of voting power of any shares made pursuant to Bye-laws 33 and 34 shall be final and binding and any vote taken based on such determination shall not be capable of being challenged solely on the basis of such determination.

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37.	Requirement of Members to Provide Information and Notice

37.1	The Board shall have the authority to request from any direct or indirect holder of shares, and such holder of shares shall provide, such information as the Board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may determine in its sole discretion that such holder’s shares shall carry no voting rights, in which case such holder shall not exercise any voting rights in respect of such shares until otherwise determined by the Board.

37.2	Any direct or indirect holder of shares shall give notice to the Company within ten days following the date that such holder acquires actual knowledge that it is the direct or indirect holder of Controlled Shares of 9.5% or more of the voting power of all issued shares of the Company (without giving effect to voting power adjustments or eliminations under Bye-laws 33 and 34).

37.3	Notwithstanding the foregoing, no Member shall be liable to any other Member or the Company for any losses or damages resulting from such Member’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Bye-law 37.1 or from such Member’s failure to give notice under Bye-law 37.2.

37.4	Any Confidential Information shall be used by the Company solely for the purposes contemplated by this Bye-law 37 (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service if and to the extent the Confidential Information is required to be provided thereto, (ii) to any firm or organization engaged by the Company pursuant to Bye-law 35 to assist the Company in applying the principles of Bye-laws 33 and 34, or (iii) as otherwise required by applicable law or regulation.

37.5	For the avoidance of doubt, the Company shall be permitted to disclose to the Members and others the relative voting percentages of all Members after application of Bye-laws 33 and 34. At the written request of a Member, the Confidential Information of such Member shall be destroyed or returned to such Member after the later to occur of (i) such Member ceasing to be a Member or (ii) the last day of the seventh (7th) year after the year during which the Confidential Information was obtained by the Company, provided that the Board may determine that such Confidential Information should instead be retained for a longer period in order to avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares.

38.	Instrument of Proxy

38.1	An instrument appointing a proxy shall be in writing in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy
 • (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [ ] day of [ ], 200[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 200[ ]

Member(s)

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38.2	The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

38.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

38.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

39.	Representation of Corporate Member

39.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

39.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

40.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the Members, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

41.	Written Resolutions

41.1	Subject to these Bye-laws, anything which may be done by resolution in general meeting (whether by Members of the Company generally or by any class of the Members) may be done without a meeting by written resolution in accordance with this Bye-law, provided that any such resolution shall be valid only if the Board in its sole discretion determines that (i) none of the Members signed the written resolution in the United States, and (ii) the written resolution or its use would not result in a more than de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares.

41.2	Notice of a written resolution, along with a copy of such written resolution, shall be given to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a written resolution.

41.3	A written resolution is passed when it is signed by, or in the case of a Member that is a corporation, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

41.4	A written resolution may be signed in any number of counterparts.

41.5	A written resolution made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

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41.6	A written resolution made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

41.7	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

41.8	For the purposes of this Bye-law, the effective date of a written resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation, on behalf of, the last Member whose signature is required pursuant to Bye-law 41.3, and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

42.	Directors’ Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

CERTAIN SUBSIDIARIES

43.	Voting of Certain Subsidiary Shares

Notwithstanding any provision of these Bye-laws to the contrary, if (i) the voting rights of any shares of the Company are adjusted pursuant to Bye laws 33-37 (inclusive), (ii) the Company would be characterized as a controlled foreign corporation under section 957(b) of the Code before the application of Bye-laws 33-37 (inclusive) (assuming for this purpose that the Company itself had insurance income), and (iii) the Company is required or entitled to vote at a general meeting of any direct non-U.S. subsidiary of the Company, the Board shall refer the subject matter of such vote to the Members of the Company on a poll (subject to Bye-laws 33-37 (inclusive)) and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary. The Board shall direct the Company’s corporate representative or proxy to vote the Company’s shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary. The Board shall have authority to resolve any ambiguity.

44.	Bye-laws or Articles of Association of Certain Subsidiaries

The Board in its discretion may require that the Bye-laws or Articles of Association or similar organizational documents of each subsidiary of the Company organized under the laws of a jurisdiction outside the United States of America, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. Person, shall contain provisions substantially similar to Bye-law 43 and this Bye-law 44. The Company may enter into agreements, as and when determined by the Board, with each such subsidiary, only if and to the extent reasonably necessary and permitted under applicable law, to effectuate or implement this Bye-law.

DIRECTORS AND OFFICERS

45.	Election of Directors

45.1	The Board of Directors shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose.

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45.2	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

46.	Number of Directors

The Board shall consist of not less than two Directors or such number in excess thereof as the Board may from time to time determine by resolution to be advisable and in the best interests of the Company. Candidates for election at each annual general meeting or special general meeting called for the purpose shall be nominated by the Board.

47.	Term of Office of Directors

Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

48.	Removal of Directors

48.1	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

48.2	If a Director is removed from the Board under this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

49.	Vacancy in the Office of Director

49.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

49.2	The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director.

50.	Remuneration of Directors

The remuneration, if any, of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

51.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

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52.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

53.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any Officer, manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of Chief Executive Officer and/or President of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them, and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

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54.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

55.	Appointment of Officers

The Board may appoint such Officers (who may or may not be Directors) as the Board may determine.

56.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time.

57.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

58.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

59.	Conflicts of Interest

59.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

59.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

59.3	Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

60.	Indemnification and Exculpation of Directors and Officers

60.1	The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees, if any, for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall to the fullest extent permitted by law be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which is proved against any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director, Secretary or other Officer on account of any action taken by such Director, Secretary or other Officer, or the failure of such Director, Secretary or other Officer to take any action in the performance of his duties with or for the Company or any

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subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which is proved against such Director, Secretary or other Officer.

60.2	The Company shall purchase and maintain insurance for the benefit of any Director, Secretary or other Officer against any liability incurred by him under the Act in his capacity as Director, Secretary or other Officer or indemnifying such Director, Secretary or other Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director, Secretary or other Officer may be guilty in relation to the Company or any subsidiary thereof.

60.3	The Company shall to the fullest extent permitted by law advance moneys to any Director, Secretary or other Officer for the costs, charges and expenses incurred by such Director, Secretary or other Officer in defending any civil or criminal proceedings against him, on condition that such Director, Secretary or other Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

61.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Such meetings may be held within or outside of Bermuda, except not in the United States. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

62.	Notice of Board Meetings

The Chairman, if there be one, and if not the Chief Executive Officer, if there be one, and if not the President, if there be one, may, and the Secretary on the requisition of a majority of the Directors then in office shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

63.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic or electronic means from anywhere in the world (other than the United States) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

64.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in person or represented.

65.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

66.	Chairman to Preside at Board Meetings

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not the Chief Executive Officer, if there be one, and if not the President, if there be one, shall act as chairman at all

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meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

67.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided that any such resolution shall be valid only if the Board in its sole discretion determines that (i) none of the directors signed the written resolution in the United States, and (ii) the written resolution or its use would not result in a more than de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares.

68.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

69.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

70.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

71.	Form and Use of Seal

71.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

71.2	A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

71.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

72.	Books of Account

72.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

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72.2	Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

73.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

74.	Annual Audit

Subject to any rights to waive the appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

75.	Appointment of Auditor

75.1	Subject to the Act, the Audit Committee of the Board shall be directly responsible for the nomination of the Auditor of the accounts of the Company for each fiscal year, which nomination shall be submitted to the Members for their approval at the annual general meeting or at a subsequent special general meeting.

75.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

76.	Remuneration of Auditor

Save in the case of an Auditor appointed pursuant to Bye-law 81, the remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine. In the case of an Auditor appointed pursuant to Bye-law 81, the remuneration of the Auditor shall be fixed by the Board.

77.	Duties of Auditor

77.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

77.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

78.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

79.	Financial Statements

Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting. A written resolution made in accordance with Bye-law 41 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.

80.	Distribution of Auditor’s Report

The report of the Auditor shall be submitted to the Members in general meeting.

81.	Vacancy in the Office of Auditor

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The Board may fill any casual vacancy in the office of the Auditor.

VOLUNTARY WINDING UP AND DISSOLUTION

82.	Winding Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

83.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

84.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

85.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

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APPENDIX B

PLATINUM UNDERWRITERS HOLDINGS, LTD.

2010 SHARE INCENTIVE PLAN

1.	PURPOSE OF THE PLAN

The purpose of this Platinum Underwriters Holdings, Ltd. 2010 Share Incentive Plan is to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s operations is largely dependent. The Plan is also intended to further align the interests of employees, officers and directors with those of the shareholders by promoting the ownership of Common Shares by these individuals. The Plan shall become effective following the approval of the Company’s shareholders at its 2010 annual meeting of shareholders. Upon approval of the Plan by the shareholders of the Company, no further grants may be made under the Company’s 2006 Share Incentive Plan, provided that awards previously made under the 2006 Share Incentive Plan shall remain outstanding in accordance with their terms.

2.	DEFINITIONS

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a)	“Award” means an award of an Option, Share Appreciation Right, Restricted Share Award or Share Unit Award granted under the Plan.

(b)	“Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” shall have the meaning specified in Section 10.2 hereof.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time.

(g)	“Common Shares” means the common shares of the Company, par value $0.01 per share.

(h)	“Company” means Platinum Underwriters Holdings, Ltd., a Bermuda company.

(i)	“Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

(j)	“Disability” means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

(k)	“Effective Date” means the effective date of this Plan, as described in Section 12.1 hereof.

(l)	“Eligible Person” means any person who is an employee, officer, director, insurance agent, consultant or advisor of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, insurance agent, consultant or advisor of the Company or any Subsidiary.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Fair Market Value” of Common Shares as of a given date means the closing sales price of Common Shares on the New York Stock Exchange or other exchange or securities market as reflected on the composite index on the trading day immediately preceding the date as of which Fair Market Value is to be determined, or in the absence of any reported sales of Common Shares on such date, on the first preceding date on which any such sale shall have been reported. If the Common Shares are not listed on the New York Stock Exchange or other exchange or securities market on the date as of which Fair

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Market Value is to be determined, the Board shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

(o)	“Incentive Option” means an Award under Section 6 hereof to purchase Common Shares that is intended to qualify as an “incentive stock option” under Section 422 of the Code and the Treasury Regulations thereunder.

(p)	“Nonqualified Option” means an Award under Section 6 hereof to purchase Common Shares that is not intended to qualify as an Incentive Option.

(q)	“Option” means an Incentive Option or a Nonqualified Option granted under Section 6 hereof.

(r)	“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(s)	“Plan” means this Platinum Underwriters Holdings, Ltd. 2010 Share Incentive Plan as set forth herein, as it may be amended from time to time.

(t)	“Restricted Share Award” means an Award under Section 8 hereof entitling a Participant to Common Shares that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

(u)	“Share Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a Common Share on the date of exercise.

(v)	“Share Unit Award” means an Award under Section 9 hereof entitling a Participant to a payment at the end of a vesting period of a unit value based on the Fair Market Value of a Common Share.

(w)	“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares. Subject to the following provisions of this Section 3, the aggregate number of Common Shares that may be issued pursuant to all Awards under the Plan is 3,100,000 Common Shares, plus any shares remaining available under the 2006 Share Incentive Plan (“2006 Plan”) on the Effective Date. The number of Common Shares that may be issued and sold under Incentive Options shall be limited to 3,100,000 Common Shares. The Common Shares to be delivered under the Plan will be made available from authorized but unissued Common Shares or from reacquired Common Shares. Any Common Shares subject to Options or Share Appreciation Rights shall be counted against the maximum share limitations of this Section 3.1 as one Common Share for every Common Share subject thereto. With respect to Share Appreciation Rights, when a share-settled Share Appreciation Right is exercised, the Common Shares subject to such Award shall be counted against the maximum share limitations of this Section 3.1 as one Common Share for every Common Share subject thereto, regardless of the number of Common Shares actually issued to settle the Share Appreciation Right upon exercise. Any Common Shares subject to Restricted Share Awards or Share Unit Awards shall be counted against the maximum share limitations of this Section 3.1 as 2.4 Common Shares for every Common Share subject thereto. Any Awards under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

3.2	Return of Shares. To the extent that any Award under the Plan, or any award granted under the 2006 Plan that is outstanding on the Effective Date, payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the maximum share limitations of

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Section 3.1 hereof and may again be made subject to Awards under the Plan pursuant to such limitations. To the extent that a Common Share that was subject to a Restricted Share Award or a Share Unit Award under the Plan, which is counted as 2.4 Common Shares against the maximum share limitations of Section 3.1 hereof, or a restricted share award or share unit award under the 2006 Plan that was counted as 2.25 Common Shares, is forfeited, cancelled, or otherwise returned to the Company pursuant to the preceding sentence, such maximum share limitations shall be credited with 2.4 Common Shares and such Common Shares may again be made subject to Awards under the Plan pursuant to such limitations. Any Common Shares that were subject to Options or Share Appreciation Rights, or options or share appreciation rights under the 2006 Plan, shall be credited as one share for every Common Share that may again be made subject to Awards under the Plan.

3.3	Adjustments. If there shall occur any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation, combination, spin-off or other change in corporate structure affecting the Common Shares, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the maximum number and kind of shares set forth in Sections 6.1, 7.1. 8.1 and 9.1 hereof, (iii) the number and kind of shares of Common Shares, share units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, or (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code. In the event of any merger, consolidation, reorganization, amalgamation or similar corporate event in which Common Shares are to be exchanged for payment of cash (the “Cash Consideration”), the Committee may, in its discretion, (i) make equitable adjustments as provided above, or (ii) cancel any outstanding Award in exchange for payment in cash, if any, equal to the excess of the Cash Consideration for the shares underlying such Award over the exercise, base or purchase price for such shares.

4.	ADMINISTRATION

4.1	Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange, (ii) a “nonemployee director” for purposes of Rule l6b-3 under the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

4.2	Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award

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Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

4.3	Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards granted to any member of the Board or any Participant who the Committee determines may be covered by Rule l6b-3 under the Exchange Act or Section l62(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4.4	Grants to Nonemployee Directors. Any Awards or formula for granting Awards to nonemployee directors under the Plan shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

5.	PARTICIPATION AND AWARDS

5.1	Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of Common Shares or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2	Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 4.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 11.1 hereof.

6.	SHARE OPTIONS

6.1	Grant of Option. An Option may be granted to any Eligible Person selected by the Committee. Subject to the applicable provisions of Section 6.7 hereof and Section 422 of the Code, each Option shall be designated, in the discretion of the Committee, as an Incentive Option or a Nonqualified Option. The maximum number of Common Shares that may be granted under Options to any Participant during any calendar year shall be limited to 3,100,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

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6.2	Exercise Price. The exercise price under any Option shall be determined by the Committee; provided, however, that the exercise price per share under an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Shares on the Date of Grant.

6.3	Vesting of Option. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of an Option may be based on the continued employment or other service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Option at any time.

6.4	Term of Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Option may be exercised, provided that the maximum term of an Option shall be ten years from the Date of Grant. An Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s employment or other service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement, no Option may be exercised at any time during the term thereof unless the Participant is then in the employment or other service of the Company or one of its Subsidiaries.

6.5	Option Exercise; Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by written notice in the form required by the Company, together with payment of the aggregate exercise price therefore and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in an Award Agreement, by (i) payment in cash or cash equivalent acceptable to the Committee, (ii) payment in Common Shares valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open market broker-assisted transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the foregoing methods, or (v) such other method as may be approved by the Committee and set forth in an Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in an Award Agreement.

6.6	Limited Transferability of Nonqualified Options. All Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 11.3 hereof, or (ii) in the case Nonqualified Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. An Award of a Nonqualified Option may provide that the Participant shall be permitted, during the lifetime of the Participant and subject to the prior approval of the Committee at the time of the proposed transfer, to transfer all or part of the Option to the Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933, as amended). The transfer of a Nonqualified Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of an Option shall be prohibited other than in accordance with Section 11.3 hereof.

6.7	Additional Rules for Incentive Options.

(i)	Eligibility. An Incentive Option may only be granted to an Eligible Person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulations § 1.421-7(h).

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(ii)	Annual Limits. No Incentive Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Shares with respect to which Incentive Options are exercisable for the first time in any calendar year under the Plan and any other share option plans of the Company, any Subsidiary, or any parent Company, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted.

(iii)	Ten Percent Shareholders. If an Option granted under the Plan is intended to be an Incentive Option, and if the Participant, at the time of grant, owns shares possessing ten percent or more of the total combined voting power of all classes of Common Shares of the Company or any Subsidiary, then (A) the Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of a Common Share on the date of such grant, and (B) such Option shall not be exercisable after the expiration of five years following the date such Option is granted.

(iv)	Termination of Employment. An Award of an Incentive Option may provide that such Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be consistent with the requirements of Section 422 of the Code and Treasury Regulations thereunder.

(v)	Other Terms and Conditions; Nontransferability. Any Incentive Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Option to qualify as an incentive stock option under Section 422 of the Code. An Award Agreement for an Incentive Option may provide that such Option shall be treated as a Nonqualified Option to the extent that certain requirements applicable to Incentive Options under the Code shall not be satisfied. An Incentive Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(vi)	Disqualifying Dispositions. If Common Shares acquired by exercise of an Incentive Option are disposed of within two years following the Date of Grant or one year following the issuance of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

6.8	Repricing of Options Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 3.3 hereof, without the prior approval of the Company’s Shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or otherwise approve any modification to such an Option that would be treated as a “repricing” under applicable listing requirements of the New York Stock Exchange.

7.	SHARE APPRECIATION RIGHTS

7.1	Grant of SARs. An SAR granted to a Participant is an Award in the form of a right to receive, upon settlement of the right but without other payment, an amount based on the appreciation in the Fair Market Value of Common Shares over a base price established for the Award, exercisable at such

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time or times and upon conditions as may be approved by the Committee. An SAR may be granted to any Eligible Person selected by the Committee. The maximum number of Common Shares that may be subject to SARs granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

7.2	Freestanding SARs. An SAR may be granted without any related Option. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, an SAR or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of an SAR may be based on the continued employment or other service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. An SAR will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of an SAR shall be ten years from the Date of Grant. The Committee may, in its discretion, accelerate the vesting or exercisability of any SAR at any time. The base price of an SAR granted without any related Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding SAR shall not be less than 100 percent of the Fair Market Value of a Common Share on the Date of Grant.

7.3	Tandem Option/Share Appreciation Rights. An SAR may be granted in tandem with an Option at the time of grant of the Option. A tandem Option/Share Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Option or the SAR, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. An SAR granted in tandem with an Option hereunder shall have a base price per share equal to the per share exercise price of the Option, will be vested and exercisable at the same time or times that a related Option is vested and exercisable, and will expire no later than the time at which the related Option expires.

7.4	Payment of SARs. An SAR will entitle the holder, upon exercise or other payment of the SAR, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Common Share on the date of exercise or payment of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Common Shares valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of Common Shares and cash, subject to applicable tax withholding requirements.

7.5	Repricing of SARs Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 3.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an SAR that would have the effect of reducing the base price of such an SAR previously granted under the Plan, or otherwise approve any modification to such an SAR that would be treated as a “repricing” under the applicable listing requirements of the New York Stock Exchange.

8.	RESTRICLED SHARE AWARDS

8.1	Grant of Restricted Share Awards. A Restricted Share Award may be granted to any Eligible Person selected by the Committee. A Restricted Share Award to a Participant represents Common Shares that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with any Restricted Share Award, require the payment of a specified purchase price. The maximum number of Common Shares that may be subject to Restricted Share Awards granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

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8.2	Vesting Requirements. The restrictions imposed on Common Shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Restricted Share Award at any time. If the vesting requirements of a Restricted Share Award shall not be satisfied, the Award shall be forfeited and the Common Shares subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price, and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3	Restrictions. Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Share Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Share Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4	Rights as Shareholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the Common Shares granted to the Participant under a Restricted Share Award, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally or at the times of vesting or other payment of the Restricted Share Award; provided, however, that if dividend rights are granted with respect to any Restricted Share Award that is subject to performance goals, the dividends shall be accumulated or reinvested, as determined by the Committee in its discretion, and paid at the time of vesting in additional restricted shares.

8.5	Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.	SHARE UNIT AWARDS

9.1	Grant of Share Unit Awards. A Share Unit Award may be granted to any Eligible Person selected by the Committee. A Share Unit Award is an Award to a Participant of a number of hypothetical share units with respect to Common Shares, with a value equal to the Fair Market Value of the Common Shares on the applicable date or time period of determination as specified by the Committee. A Share Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Share Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of Common Shares, which may be accumulated and may be deemed reinvested in additional share units, as determined by the Committee in its discretion; provided, however, that if any dividend equivalent rights are granted with respect to any Share Unit Award that is subject to performance goals, such dividend equivalents shall be accumulated or

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reinvested, as determined by the Committee in its discretion, and paid at the time of vesting in additional share units. The maximum number of Common Shares that may be subject to Share Unit Awards that are granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

9.2	Vesting of Share Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Share Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Share Unit Award may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Share Unit Award at any time. A Share Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

9.3	Payment of Share Unit Awards. A Share Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Share Unit Award may be made, at the discretion of the Committee, in cash or in Common Shares, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Share Unit Award shall be made based upon the Fair Market Value of the Common Shares, determined on such date or over such time period as determined by the Committee.

9.4	No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the Common Shares subject to a Share Unit Award until such time as any Common Shares are delivered to the Participant pursuant to the terms of the Award.

10.	CHANGE IN CONTROL

10.1	Effect of Change in Control. The Committee may, at or following the time of grant of an Award and as set forth in an Award Agreement, provide for the effect of a Change in Control of the Company on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. Unless otherwise provided by the Committee and set forth in the Award Agreement, upon a Change in Control, (i) each outstanding Option and Share Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) any restricted period in effect shall automatically terminate as to all Common Shares awarded pursuant to a Restricted Share Award, and (iii) each outstanding Share Unit Award shall become immediately and fully vested and payable.

10.2	Definition of Change in Control. For purposes hereof, unless otherwise defined in an Award Agreement, a “Change in Control” of the Company shall mean:

(i)	an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding Common Shares, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the

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exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii)	during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, Disability or voluntary retirement) to constitute a majority thereof;

(iii)	the consummation of a merger, consolidation, reorganization, amalgamation or similar corporate transaction which has been approved by the shareholders of the Company, whether or not the Company is the surviving Company in such transaction, other than a merger, consolidation, reorganization or amalgamation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization, amalgamation or similar corporate transaction;

(iv)	the approval by the shareholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company, or (B) a complete liquidation or dissolution of the Company; or

(v)	adoption by the Board of a resolution to the effect that there has been a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of a Company, as such terms are used in Section 409A of the Code and related regulations thereunder.

11.	GENERAL PROVISIONS

11.1	Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Common Shares or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of employment or other service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the tends, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

11.2	Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be

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subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment or other service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

11.3	No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

11.4	Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of Common Shares that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

11.5	Rights as Shareholder. A Participant shall have no rights as a holder of Common Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 3.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for a dividend equivalent right, or otherwise provides for dividend payments or similar economic benefits.

11.6	Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the employment or other service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

11.7	Securities Laws. No Common Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Common Shares may be listed, have been fully met. As a condition precedent to the

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issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Common Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Common Shares are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

11.8	Tax Withholding. The Participant shall be responsible for payment or any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

11.9	Unfunded Plan. The adoption of the Plan and any reservation of Common Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

11.10	Section 162(m) Compliance. Awards of Options and Share Appreciation Rights under the Plan may be granted in a manner that complies with the requirements for “performance-based” compensation under Section 162(m) of the Code. Restricted Share Awards and Share Unit Awards may be granted in compliance with such requirements by making such Awards jointly pursuant to the terms of this Plan and the Company’s Section 162(m) Performance Incentive Plan (or any successor plan).

11.11	Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary. including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

11.12	Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, the Participant, and the Participant’s executor, administrator and permitted transferees and beneficiaries.

11.13	Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provision hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11.14	Fractional Shares. No fractional shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Shares, Options or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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11.15	Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent that the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

11.16	Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any Common Shares subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

11.17	Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

12.	EFFECTIVE DATE, TERMINATION AND AMENDMENT

12.1	Effective Date; Shareholder Approval. The Plan shall become effective following its adoption by the Board and its approval by the Company’s shareholders on the date of the 2010 Annual Meeting of Shareholders. The term of the Plan shall be ten (10) years from the date of such adoption by the Board, subject to Section 12.3 hereof.

12.2	Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that the Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Plan, the Board may amend the Plan and any outstanding Award Agreement solely to comply with any new regulations or other guidance from the Internal Revenue Service under Section 409A of the Code without the consent of the Participant or the permitted transferee of the Award.

12.3	Termination. The Plan shall terminate on February 21, 2020, which is the date immediately preceding the tenth anniversary of the date of the Plan’s adoption by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

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APPENDIX C

PLATINUM UNDERWRITERS HOLDINGS, LTD.
SECTION 162(m) PERFORMANCE INCENTIVE PLAN
as
Amended and Restated

as of
February 22, 2010

Section 1.	Purpose

The purpose of this Platinum Underwriters Holdings, Ltd. Section 162(m) Performance Incentive Plan is to provide a means of determining both annual and long-term incentive compensation for certain of the Company’s executive officers in a manner that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Section 2.	Definitions

The following capitalized words as used herein shall have the following meanings:

(a)	“Award” means any award granted under the Plan to an Eligible Employee by the Committee subject to such terms and conditions as the Committee may establish under the terms of the Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cash-Based Award” means any Award denominated by reference to a dollar amount.

(d)	“Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(e)	“Common Shares” means the common shares of the Company, par value $0.01 per share.

(f)	“Company” means Platinum Underwriters Holdings, Ltd., a Bermuda company.

(g)	“Eligible Employee” means any employee or executive officer of the Company or any of its subsidiaries who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).

(h)	“Fair Market Value” of a Common Share as of a given date shall have the same meaning as applies under the 2006 Share Incentive Plan or any successor plan.

(i)	“GAAP” means accounting principles generally accepted in the United States of America from time to time.

(j)	“Participant” means an Eligible Employee granted an Award under the Plan.

(k)	“Performance Criteria” shall have the meaning set forth in Section 4(b) hereof.

(l)	“Performance Goals” shall have the meaning set forth in Section 4(c) hereof.

(m)	“Performance Period” means a period determined by the Committee of not more than five years over which the Performance Goals set forth in the Award are to be achieved.

(n)	“Plan” means this Platinum Underwriters Holdings, Ltd. Section 162(m) Performance Incentive Plan, as it may be amended from time to time.

(o)	“Restricted Shares” means Common Shares that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine.

(p)	“Share-Based Award” means any Award denominated by reference to a number of Common Shares (including Restricted Shares) and/or Share Units.

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(q)	“Share Incentive Plan” means the Company’s 2006 Share Incentive Plan or any successor plan, as the same may be amended from time to time.

(r)	“Share Units” means a non-voting unit of measurement based on the Fair Market Value of a Common Share, which entitles a Participant to receive a payment of cash or Common Shares, as determined by the Committee.

(s)	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(t)	“Statutory Accounting Principles” means statutory accounting principles or practices required or permitted for financial reporting purposes by the National Association of Insurance Commissioners and by the department of insurance (or similar regulatory authority) of the jurisdiction of domicile of each insurance company subsidiary of the Company.

Section 3.	Administration of the Plan

(a)	Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(b)	Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Awards may be granted, whether an Award will be a Cash-Based Award or a Share-Based Award, the Performance Period, the Performance Criteria and the Performance Goals, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

(c)	Delegation of Authority. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for certain ministerial functions (but not the exercise of discretion) under this Plan.

Section 4.	Awards

(a)	Grant of Awards. The Committee may grant to any Eligible Employee Cash-Based Awards and/or Share-Based Awards under the Plan with respect to one or more Performance Periods under the Plan. Performance Periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the Performance Period, the Committee will determine the type of the Award, the duration of the Performance Period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals.

(b)	Performance Criteria. For purposes of Awards granted under the Plan, the “Performance Criteria” shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Committee at the time of the Award: net income, earnings per share, operating income, book value per share, return on equity, stock price performance, cash flow, and underwriting gain or loss. Each of the Performance Criteria shall be applied and interpreted in accordance with GAAP, Statutory Accounting Principles, if applicable, or such other objective measure as established by the Committee at the time of the Award.

(c)	Performance Goals. For purposes of Awards granted under the Plan, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be expressed as an objective formula or standard that precludes

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discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Committee. The Performance Goals may be applied by the Committee after excluding charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as determined in accordance with GAAP, Statutory Accounting Principles, if applicable, or such other objective measure established by the Committee at the time of the Award, provided the adjustments are specified at the time the Award is established.

(d)	Maximum Awards. The maximum amount that may become payable to any one Participant during any one calendar year under all Cash-Based Awards is limited to $3,000,000. The maximum number of Common Shares (including Restricted Shares) and/or Share Units that may be subject to all Share-Based Awards granted to any one Participant during any one calendar year is limited to 100,000 Common Shares and/or Share Units.

(e)	Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the maximum amount otherwise payable under an Award. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under an Award.

Section 5.	Payment of Awards

(a)	Certification. Following the conclusion of the Performance Period of an Award, the Committee shall certify in writing whether the Performance Goals for that Performance Period have been achieved, or certify the degree of achievement, if applicable.

(b)	Payment. Upon certification of the Performance Goals for a Cash-Based Award, the Committee shall determine the amount of payment to the Participant pursuant to the Award, if any. Upon certification of the Performance Goals for a Share-Based Award, the Committee shall determine the number of Common Shares, Restricted Shares and/or Share Units payable to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, both Cash-Based Awards and Share-Based Awards may be paid in any combination of cash, Common Shares, Restricted Shares and/or Share Units, as determined by the Committee in its discretion, based upon the Fair Market Value of the Common Shares at the time of payment.

(c)	Share Restrictions. Any Common Shares, Restricted Shares or Share Units payable in respect of an Award shall be subject to such terms, conditions, restrictions and/or limitations as the Committee shall determine in its discretion. Any Common Shares that become payable under an Award shall be paid from the Common Shares authorized under the Company’s 2006 Share Incentive Plan or any successor plan, and shall be subject to the terms and conditions of such plan.

(d)	Employment Requirement. In the event of the termination of employment of a Participant with the Company or a subsidiary before the payment of an Award, the Award shall be forfeited and automatically be cancelled without further action of the Company or the Committee, subject to such conditions as may be approved by the Committee for certain circumstances of termination of employment, such as death or disability, if approved by the Committee in its sole discretion.

(e)	Tax Withholding. Any payment under this Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

(f)	Deferral of Payments. The Committee may in its discretion grant an Award that provides a Participant the opportunity to elect in writing to defer up to 100% of the payment of amounts payable under the Award, with the election to be made in the manner specified by the Committee. The

Platinum Underwriters Holdings, Ltd.	Page C-4

Committee may in its discretion provide for interest or other investment return on any such deferred amounts.

Section 6.	General Provisions

(a)	Effective Date. Subject to the approval of the Company’s shareholders, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2004.

(b)	Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding. Notwithstanding the foregoing, no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m). For purposes of Section 162(m), the material terms of the performance goals under the Plan must generally be re-approved by the shareholders no later than the first general meeting of shareholders occurring in the fifth year following the year in which the material terms were last approved.

(c)	Other Compensation. Nothing contained in the Plan shall prohibit the Company or any subsidiary from establishing other additional incentive compensation arrangements for one or more employees of the Company or from paying compensation outside of the terms of the Plan, whether or not such compensation qualifies as performance-based compensation under Section 162(m).

(d)	No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any subsidiary or to limit, in any way, the right of the Company or any subsidiary to terminate, or to change the terms of, a Participant’s employment at any time.

(e)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of New York, without regard to choice-of-law rules.

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2010 Annual General Meeting of Shareholders to be Held on April 29, 2010. The proxy statement, proxy and 2009 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials. WO# 66510 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THROUGH 5. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such. Upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Platinum Underwriters Holdings, Ltd. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1 THROUGH 5. Mark Here for Address Change or Comments SEE REVERSE Please mark your votes as indicated in this example 1.To elect the following FOR WITHHOLD FOR ALL EXCEPT FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN nominees to the Company’s Board of Directors: Nominees: 01 H. Furlong Baldwin, 02 Dan R. Carmichael, 03 A. John Hass, 04 Antony P.D. Lancaster, 2A. To approve amendments to the Company’s Bye-laws regarding enhanced restrictions to mitigate the risk of attribution of income to U.S. shareholders under the Internal Revenue Code. 2F. To approve amendments to the Company’s Bye-laws clarifying certain points regarding the Board’s rights to refuse to register a transfer of shares and to allow the transfer of shares without a written instrument. 05 Edmund R. Megna, 06 Michael D. Price, 07 Peter T. Pruitt, 2B. To approve amendments to the Company’s Bye-laws regarding director and officer liability. 2G. To approve amendments to the Company’s Bye-laws to provide that the Board shall consist of 08 James P. Slattery, and 09 Christopher J. Steffen. 2C. To approve amendments to the Company’s Bye-laws regarding the jurisdictions in which certain corporate actions may be taken. not less than two directors or such number in excess thereof as the Board may determine. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.) 2D. To approve amendments to the Company’s Bye-laws requiring that directors take certain actions 2H. To approve other changes to the Company’s Bye-laws. by a majority. 3. To approve the Company’s 2010 Share Incentive Plan. 2E. To approve amendments to the Company’s Bye-laws allowing a person entitled to more than one vote at a general meeting of shareholders to cast such votes in different ways. 4. To re-approve the material terms of the performance goals under the Company’s Section 162(m) Performance Incentive Plan so that compensation payable thereunder to certain executive officers of the Company is tax deductible under Section 162(m) of the Internal revenue Code. 5. To approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2010 fiscal year. PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING Signature Signature Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE PLATINUM UNDERWRITERS HOLDINGS, LTD. The Belvedere Building 69 Pitts Bay Road 2nd Floor Pembroke HM 08 Bermuda This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1 through 5 if no instructions to the contrary are indicated. The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 29, 2010 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 29, 2010. IMPORTANT — This proxy must be signed and dated on the reverse side. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 66510